EXECUTION VERSION

Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

DEALERTRACK AAX, INC.,

ECARLIST, LLC,

THE MEMBERS OF ECARLIST, LLC SIGNATORY HERETO

and

CHRIS CAMILLO, AS THE REPRESENTATIVE

DATED AS OF MAY 24, 2011

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Section 13.9	Construction; Interpretation	53

Section 13.10	Severability	53

Section 13.11	Counterparts; Facsimile	53

SCHEDULES

Schedule 1.1(a)	Leased Real Property
Schedule 1.1(f)	Assumed Contracts
Schedule 1.1(j)	Other Purchased Assets
Schedule 1.2	Excluded Assets
Schedule 1.3(c)	Other Assumed Liabilities
Schedule 1.4	Excluded Liabilities
Schedule 2.7	Purchase Price Allocation
Schedule 4.1(a)	Foreign Qualifications
Schedule 4.1(b)	Jurisdictions
Schedule 4.1(c)	Ownership or Right to Acquire Ownership of Membership Interests
Schedule 4.2	Consents to Material Contracts
Schedule 4.3(c)	Undisclosed Liabilities
Schedule 4.3(d)	Accounts Receivable
Schedule 4.5	Tax Matters
Schedule 4.7	Litigation
Schedule 4.8(a)	Material Contracts
Schedule 4.8(b)	Material Contract Exceptions
Schedule 4.9	Liens on Purchased Assets; Sufficiency of Assets
Schedule 4.10(a)	Business Intellectual Property
Schedule 4.10(b)	IP Contracts
Schedule 4.10(c)	IP Litigation
Schedule 4.10(e)	Intellectual Property Filings
Schedule 4.10(f)	IP Rights Assignment Agreements
Schedule 4.10(g)	Software
Schedule 4.10(h)	Open Source Materials
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.13(g)	Employee Change-of-Control Provisions
Schedule 4.14(g)	Business Employees and Consultants
Schedule 4.15	Insurance
Schedule 4.16(a)	Affiliate Transactions
Schedule 4.16(b)	Continuing Affiliate Transactions
Schedule 4.16(c)	Indebtedness to Affiliates
Schedule 4.17(a)	Top 20 Customers
Schedule 4.17(b)	Vendor Disputes
Schedule 4.19	Advisor
Schedule 7.2	Executory Period Conduct of Business
Schedule 8.2(d)(vii)	Required Consents
Schedule 8.2(d)(viii)	Agreements to be Terminated
Schedule 8.3(c)	Employee Letters
Schedule 12.1(a)	Calculation of the 2011 Business Revenue Target
Schedule 12.1(b)	Calculation of the 2012 Combined Revenue Target
Schedule 12.1(c)	Key Employees
Schedule 12.1(d)	Knowledge Parties

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Schedule 12.1(e)	Other Senior Employees

EXHIBITS

Exhibit A	Form of Seller Note
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Form of Intellectual Property Assignment Agreement
Exhibit D	Example of Deducted Deferred Revenue Calculation
Exhibit E	Example of Net Working Capital Statement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 24, 2011 (this “Agreement”), by and among DEALERTRACK AAX, INC., a Delaware corporation (the “Buyer”), ECARLIST, LLC, a Texas limited liability company (the “Seller”), LEN CRITCHER, JORDAN MCLAIN, CHRIS CAMILLO and DAVID HANSON (each, a “Member”, and collectively, the “Members”), and CHRIS CAMILLO, an individual, in his capacity as the Seller’s and the Members’ representative (the “Representative”).  The Seller, the Buyer, the Members and the Representative may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 12.1.
WHEREAS, the Seller is engaged in the business of providing a full suite of automotive vehicle inventory management and automotive online marketing tools that enable automotive dealers to appraise, price, and merchandise vehicle inventory online in near-real time (the “Business”); and
WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Purchased Assets, and the Seller desires that the Buyer assume, and the Buyer has agreed to assume, the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents;
NOW, THEREFORE, in consideration of the premises and the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1          Purchased Assets.  Except as otherwise provided in Section 1.2, at the Closing, the Seller shall sell, assign, transfer and deliver to the Buyer all of its respective rights, title and interest in and to all of its assets, properties and rights, of every type and description, tangible and intangible, wherever located and whether or not reflected in the Business Records (collectively, the “Purchased Assets”), including:

(a)          the lease (the “Real Property Lease”) with respect to the real property listed on Schedule 1.1(a) (the “Leased Real Property”);

(b)          all equipment and machines (including computers), prototypes and other tangible embodiments of Intellectual Property, personal property, furniture and office equipment;

(c)           all Business Intellectual Property (which, for the avoidance of doubt, includes all Software used by the Seller);

(d)          all Business Records;

(e)           all deposits, prepaid revenues, accounts receivable, trade accounts and notes receivable and all other revenues to the extent included in the Final Transferred Working Capital;

(f)           all Contracts (the “Assumed Contracts”), including those set forth on Schedule 1.1(f), subject to Section 7.11;

(g)          all Permits;

(h)          all claims, warranties, causes of action, choses in action, rights of recovery, rights of set-off and all benefits arising therefrom, including all insurance and indemnity claims;

(i)           all goodwill; and

(j)           all of the assets listed on Schedule 1.1(j).

Section 1.2          Excluded Assets.  Notwithstanding Section 1.1, the following assets are not included among the Purchased Assets and are excluded from the sale, assignment, transfer and delivery provided in Section 1.1 (collectively, the “Excluded Assets”):

(a)          any Cash and Cash Equivalents of the Seller;

(b)          any and all insurance policies of the Seller;

(c)          any and all assets relating to or owned by, and all rights in and to, any Employee Benefit Plan (whether held in trust or otherwise), including any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of the Seller under, any such Employee Benefit Plan; and

(d)          the assets listed on Schedule 1.2.

Section 1.3          Assumed Liabilities.  The Buyer shall, subject to and except as provided in Section 1.4, assume, as of the Closing, the following Liabilities of the Seller and no others (collectively, the “Assumed Liabilities”):

(a)          to the extent outstanding on the Closing Date, all Liabilities of the Seller relating to the Accounts Payable, trade accounts payable and notes payable and other payables primarily related to the Business, in each case, to the extent included in the Final Transferred Working Capital;

(b)          all Liabilities primarily related to the Business to the extent arising after the Closing Date; and

(c)           all Liabilities listed on Schedule 1.3(c).

Section 1.4          Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, but subject to Section 1.3(c), the Buyer shall not assume, or in any way be liable or responsible for, any Liabilities, including Liabilities of the Seller or the Members, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Assumed Liabilities shall not include, and the Buyer shall not be required to assume or to perform or discharge, the following Excluded Liabilities:

(a)          any Liability that does not primarily relate to the Purchased Assets;

(b)          any Liability in any way related to any Excluded Asset;

(c)          any Liability arising out of or relating to any Indebtedness or any off-balance sheet Liability of the Seller;

(d)          any Liability related to the Seller Expenses;

(e)          any Liability arising out of or relating to the breach of, or indemnification obligations under, any of the Assumed Contracts, to the extent that such Liability arises or is claimed to have arisen from events that occurred, or circumstances existing, on or prior to the Closing Date;

(f)           any Liability with respect to any Litigation initiated at any time, to the extent that such Liability arises or is claimed to have arisen from events that occurred, or circumstances existing, on or prior to the Closing Date;

(g)          any Liability of the Seller to any of the Members or any of their respective Affiliates, including Liabilities resulting from any loans owed by the Seller to any of the Members or any of their respective Affiliates;

(h)          any Liability with respect to Excluded Taxes;

(i)           any Excluded Employment and Benefit Related Liability;

(j)           any Excluded EH&S Liability;

(k)          any Liability in any way related to the Seller’s failure to be qualified to transact business or be in good standing in any jurisdiction where the nature of the Business or location of the Purchased Assets requires such qualification;

(l)           any Excluded Invention Assignment Liability; and

(m)         any Liability that is set forth on Schedule 1.4.

ARTICLE 2
PURCHASE PRICE

Section 2.1          Purchase Price.  Subject to the terms and conditions of this Agreement (including the adjustments to the Purchase Price described in this Article 2), the aggregate purchase price for the Purchased Assets shall be an amount equal to (a) the Initial Consideration; plus (b) the Final Transferred Working Capital, as determined pursuant to Section 2.4, less the Target Working Capital; minus (c) the Final Transferred Deducted Deferred Revenue, if any, as determined pursuant to Section 2.4, plus (d) the amount of any payments made by the Buyer to the Seller pursuant to the Seller Note, plus (e) the amount of any payments made by the Buyer to the Seller with respect to the 2011 Contingent Payment and the 2012 Contingent Payment, as determined pursuant to Section 2.5 (collectively, the “Purchase Price”).  In addition to payment of the Purchase Price, the Buyer shall assume, as of the Closing, the Assumed Liabilities.

Section 2.2          Payment of Purchase Price.

(a)          Closing Date Payment.  At the Closing, the Buyer shall pay to the Seller, by wire transfer of immediately available funds to the account designated by the Seller, an amount (the “Closing Date Payment”) in cash equal to (i) the Initial Consideration, plus or minus (ii) the Preliminary Working Capital Adjustment Amount, as determined pursuant to Section 2.3, minus (iii) the Estimated Transferred Deducted Deferred Revenue, as determined pursuant to Section 2.3.

(b)          Seller Note.  At the Closing, the Buyer shall cause to be delivered from DealerTrack Holdings, Inc. a promissory note, substantially in the form attached hereto as Exhibit A (the “Seller Note”), to the Seller.

(c)          Post-Closing Adjustment Amount.  The adjustment amounts with respect to the Final Transferred Working Capital and the Final Transferred Deducted Deferred Revenue, in each case, as determined pursuant to Section 2.4, shall be paid in accordance with the terms of Section 2.4.

(d)          Contingent Payments.  The Buyer shall pay to the Seller the Contingent Payments to the extent required by, and subject to the terms of, Section 2.5.

Section 2.3          Preliminary Adjustment.

(a)          The Seller shall prepare and deliver to the Buyer no earlier than five (5) calendar days, and no later than two (2) Business Days, prior to the Closing Date, a written statement setting forth the Seller’s good faith calculation of the Transferred Working Capital and the Transferred Deducted Deferred Revenue based upon the most recent financial information available with respect to the Seller (the “Preliminary Adjustment Statement”).  The Preliminary Adjustment Statement and the determinations and calculations contained therein, including the calculation of Transferred Working Capital and Transferred Deducted Deferred Revenue, shall be prepared and calculated in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Seller in the preparation of the Draft Audited Financial Statements; provided, that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.  The Seller shall also provide the Buyer with reasonable supporting detail to permit the Buyer to review the Seller’s determination and computations of the foregoing, including access to such books and records and work papers as are reasonably requested by the Buyer in connection with such review.  The Seller also shall make reasonably available to the Buyer and its representatives, during the period following the delivery of the Preliminary Adjustment Statement and prior to the Closing, the individuals primarily responsible for the preparation of the Preliminary Adjustment Statement to provide reasonable assistance to the Buyer in connection with its review thereof, and shall consider in good faith any changes reasonably proposed by the Buyer.  The Seller’s calculation of the Transferred Working Capital and the Transferred Deducted Deferred Revenue shall be revised, if applicable, based on the Buyer’s proposed changes that are agreed to by the Seller.  The terms “Estimated Transferred Working Capital” and “Estimated Transferred Deducted Deferred Revenue” shall mean the Transferred Working Capital and the Transferred Deducted Deferred Revenue, as applicable, as determined in accordance with this Section 2.3(a).

(b)          The Preliminary Adjustment Statement shall be used solely to compute the Closing Date Payment.  If (i) the Preliminary Working Capital Adjustment Amount is a negative number, the Initial Consideration shall be reduced by an amount equal to the Preliminary Working Capital Adjustment Amount; and (ii) if the Preliminary Working Capital Adjustment Amount is a positive number, the Initial Consideration shall be increased by an amount equal to the Preliminary Working Capital Adjustment Amount; provided, that if the absolute value of the Preliminary Working Capital Adjustment Amount is less than $47,200, then no adjustment to the Initial Consideration shall be made pursuant to this Section 2.3 with respect to the Estimated Transferred Working Capital and the Preliminary Working Capital Adjustment Amount shall be deemed to be zero for purposes of this Section 2.3 (and for the avoidance of doubt, if the absolute value of the Preliminary Working Capital Adjustment Amount is equal to or greater than $47,200, the whole of the Preliminary Working Capital Adjustment Amount shall be included in the payment to be made on the Closing Date and not merely the excess over $47,200).  The Initial Consideration (as adjusted for the Preliminary Working Capital Adjustment Amount in accordance with this Section 2.3(b)) shall be reduced by an amount equal to the absolute value of the Estimated Transferred Deducted Deferred Revenue, if any.

Section 2.4          Post-Closing Adjustment.

(a)          The Buyer shall prepare and deliver to the Representative promptly after the Closing, and in any event within sixty (60) calendar days after and excluding the Closing Date, a statement of the Transferred Working Capital and the Transferred Deducted Deferred Revenue (as such statement may be adjusted following resolution of any disputes in accordance with this Section 2.4, the “Post-Closing Adjustment Statement”).  The Post-Closing Adjustment Statement and the determinations and calculations contained therein, including the calculation of Transferred Working Capital and Transferred Deducted Deferred Revenue, shall be prepared and calculated in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Seller in the preparation of the Draft Audited Financial Statements; provided, that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

(b)         The Representative shall have thirty (30) calendar days from the date of receipt of the Post-Closing Adjustment Statement to review and dispute the computation of the Transferred Working Capital and/or the Transferred Deducted Deferred Revenue.  The Buyer shall make available to the Representative and its auditors (if any) all records and work papers that the Representative and its auditors (if any) reasonably request in connection with their review of such Post-Closing Adjustment Statement.  In the event that the Representative disagrees with the amount of Transferred Working Capital and/or Transferred Deducted Deferred Revenue as calculated, the Representative shall deliver written notice of such disagreement to the Buyer, which notice shall include the Representative’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of Transferred Working Capital and/or Transferred Deducted Deferred Revenue, as applicable (a “Working Capital Objection Notice”).  If the Representative has delivered a Working Capital Objection Notice to the Buyer, the Buyer and the Representative will endeavor to resolve any disagreements noted in the Working Capital Objection Notice in good faith as soon as reasonably practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) calendar days after the Buyer has received the Working Capital Objection Notice, either the Representative or the Buyer may submit the matters in dispute to the Independent Accounting Firm to resolve any remaining disagreements.  The Representative and the Buyer shall direct the Independent Accounting Firm to use its commercially reasonable efforts to render a determination within thirty (30) calendar days of its receipt of the Parties’ supporting documentation and the Representative and the Buyer and their respective agents will cooperate with the Independent Accounting Firm during its resolution of any disagreements included in the Working Capital Objection Notice.  The Independent Accounting Firm will consider only those items and amounts set forth in the Working Capital Objection Notice that the Representative and the Buyer are unable to resolve.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party.  The fees and expenses for the services of the Independent Accounting Firm incurred pursuant to this Section 2.4(b) shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution.  Subject to the foregoing sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 2.4(b).  The determination of the Independent Accounting Firm as to the Working Capital Objection Notice shall be set forth in a written statement delivered to the Representative and the Buyer and shall be final, conclusive and binding on the Parties.  The Parties agree that judgment may be entered upon the arbitral award of the Independent Accounting Firm in any court having jurisdiction pursuant to Section 13.7 hereof.  The Post-Closing Adjustment Statement and amounts of Transferred Working Capital and Transferred Deducted Deferred Revenue as agreed to by the Representative and the Buyer or as determined by the Independent Accounting Firm, as applicable, shall be conclusive and binding on all of the Parties hereto.  The terms “Final Transferred Working Capital” and “Final Transferred Deducted Deferred Revenue” shall mean the Transferred Working Capital and the Transferred Deducted Deferred Revenue, as applicable, as agreed to by the Representative and the Buyer and/or resulting from the determinations made by the Independent Accounting Firm in accordance with this Section 2.4(b).

(c)          Post-Closing Adjustment for Working Capital.

(i)          In the event that the Preliminary Working Capital Adjustment Amount did not result in an adjustment to the Initial Consideration pursuant to Section 2.3(b), if, pursuant to the Post-Closing Adjustment Statement:

(A)         the Final Working Capital Adjustment Amount is a negative number, the principal amount of the Seller Note shall be reduced by an amount equal to the Final Working Capital Adjustment Amount; and

(B)          the Final Working Capital Adjustment Amount is a positive number, the Buyer shall pay the Final Working Capital Adjustment Amount to the Seller within five (5) Business Days after and excluding the day on which the Final Working Capital Adjustment Amount has been agreed or determined in accordance with this Section 2.4, by wire transfer of immediately available funds;

provided, that if the absolute value of the Final Working Capital Adjustment Amount is less than $47,200, then no payment or offset shall be made under this Section 2.4 (and for the avoidance of doubt, if the absolute value of the Final Working Capital Adjustment Amount is equal to or greater than $47,200, the whole of the Final Working Capital Adjustment Amount shall be payable and not merely the excess over $47,200).

(ii)         In the event that the Preliminary Working Capital Adjustment Amount did result in an adjustment to the Initial Consideration pursuant to Section 2.3(b), if, pursuant to the Post-Closing Adjustment Statement:

(A)         the absolute value of the Final Working Capital Adjustment Amount is less than $47,200, then the Party who received the benefit of the Preliminary Working Capital Adjustment Amount at Closing shall pay to the other Party the Preliminary Working Capital Adjustment Amount within five (5) Business Days after and excluding the day on which the Final Working Capital Adjustment Amount has been agreed or determined in accordance with this Section 2.4, by wire transfer of immediately available funds; provided, that if the Seller received the benefit of the Preliminary Working Capital Adjustment Amount at Closing, then the principal amount of the Seller Note shall be reduced by an amount equal to the Preliminary Working Capital Adjustment Amount; and

(B)         the absolute value of the Final Working Capital Adjustment Amount equals or exceeds $47,200, then:

(1)        if the Final Working Capital Adjustment Amount is less than the Preliminary Working Capital Adjustment Amount, the principal amount of the Seller Note shall be reduced by an amount equal to such deficiency; and

(2) if the Final Working Capital Adjustment Amount exceeds the Preliminary Working Capital Adjustment Amount, the Buyer shall pay an amount equal to such excess to the Seller within five (5) Business Days after and excluding the day on which the Final Working Capital Adjustment Amount has been agreed or determined in accordance with this Section 2.4, by wire transfer of immediately available funds.

(d)           Post-Closing Adjustment for Deducted Deferred Revenue.  In the event that the amount of the Final Transferred Deducted Deferred Revenue is different than the amount of the Estimated Transferred Deducted Deferred Revenue, then:

(i)           if the absolute value of the amount of the Final Transferred Deducted Deferred Revenue is greater than the absolute value of the Estimated Transferred Deducted Deferred Revenue, the principal amount of the Seller Note shall be reduced by an amount equal to such excess; and

(ii)           if the absolute value of the amount of the Final Transferred Deducted Deferred Revenue is less than the absolute value of the amount of the Estimated Transferred Deducted Deferred Revenue, the Buyer shall pay an amount equal to such deficiency to the Seller within five (5) Business Days after and excluding the day on which the Final Transferred Deducted Deferred Revenue has been agreed or determined in accordance with this Section 2.4, by wire transfer of immediately available funds.

Section 2.5          Contingent Payments.

(a)           If 2011 Business Revenue is equal to 90% or greater of the 2011 Business Revenue Target, the Buyer shall make an additional payment to the Seller (the “2011 Contingent Payment”) equal to (A) $500,000 multiplied by (B) the 2011 Percentage Threshold; provided, that in no event shall such payment exceed $5,000,000.

(b)           If 2012 Combined Revenue is equal to 80% or greater of the 2012 Combined Revenue Target, the Buyer shall make an additional payment to the Seller (the “2012 Contingent Payment”, and together with the 2011 Contingent Payment, the “Contingent Payments”) equal to (A) $250,000 multiplied by (B) the 2012 Percentage Threshold; provided, that in no event shall such payment exceed $5,000,000.

(c)           As promptly as practicable, but in any event no later than March 31, 2012 or March 31, 2013, as applicable, the Buyer shall deliver to the Representative a written statement setting forth the amount of the 2011 Business Revenue or the 2012 Combined Revenue, as applicable, and a reasonably detailed computation of such amount (each, a “Contingent Payment Statement”).  Each Contingent Payment Statement and the determinations and calculations contained therein, including the calculation of 2011 Business Revenue and 2012 Combined Revenue, shall be prepared and calculated in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by (i) in the case of the calculation of 2011 Business Revenue, the Seller in the preparation of the Draft Audited Financial Statements and (ii) in the case of the calculation of 2012 Combined Revenue, the Buyer in the preparation of DealerTrack Holdings, Inc.’s consolidated financial statements; provided, that in each case, such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

(d)          The Representative shall have thirty (30) calendar days from the date of receipt of a Contingent Payment Statement to review and dispute the computation of the 2011 Business Revenue or 2012 Combined Revenue, as applicable.  The Buyer shall make available to the Representative and its auditors (if any) all records and work papers that the Representative and its auditors (if any) reasonably requested in connection with their review of such Contingent Payment Statement.  In the event that the Representative disagrees with the amount of 2011 Business Revenue or 2012 Combined Revenue, as calculated, as applicable, the Representative shall deliver written notice of such disagreement to the Buyer, which notice shall include the Representative’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of 2011 Business Revenue or the 2012 Combined Revenue, as applicable (a “Contingent Payment Objection Notice”).  If the Representative has delivered a Contingent Payment Objection Notice to the Buyer, the Buyer and the Representative will endeavor to resolve any disagreements noted in the Contingent Payment Objection Notice in good faith as soon as reasonably practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) calendar days after the Buyer has received the Contingent Payment Objection Notice, either the Representative or the Buyer may submit the matters in dispute to the Independent Accounting Firm to resolve any remaining disagreements.  The Representative and the Buyer shall direct the Independent Accounting Firm to use its commercially reasonable efforts to render a determination within thirty (30) calendar days of its receipt of the Parties’ supporting documentation and the Representative and the Buyer and their respective agents will cooperate with the Independent Accounting Firm during its resolution of any disagreements included in the Contingent Payment Objection Notice.  The Independent Accounting Firm will consider only those items and amounts set forth in the Contingent Payment Objection Notice that the Representative and the Buyer are unable to resolve.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party.  The fees and expenses for the services of the Independent Accounting Firm incurred pursuant to this Section 2.5(d) shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution.  Subject to the foregoing sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 2.5(d).  The determination of the Independent Accounting Firm as to a Contingent Payment Objection Notice shall be set forth in a written statement delivered to the Representative and the Buyer and shall be final, conclusive and binding on the Parties.  The Parties agree that judgment may be entered upon the arbitral award of the Independent Accounting Firm in any court having jurisdiction pursuant to Section 13.7 hereof.  Each Contingent Payment Statement and amounts of 2011 Business Revenue and 2012 Combined Revenue as agreed to by the Representative and the Buyer or as determined by the Independent Accounting Firm, as applicable, shall be conclusive and binding on all of the Parties hereto.

(e)          Payments.  Within ten (10) Business Days after the final determination of the amount due to the Seller pursuant to this Section 2.5, if any, the Buyer shall pay to the Seller the 2011 Contingent Payment, if any, or the 2012 Contingent Payment, if any, as the case may be, by wire transfer of immediately available funds.

Section 2.6         Withholding.  Notwithstanding any other provision in this Agreement to the contrary, the Buyer and any of its agents shall be entitled to deduct and withhold from the consideration otherwise payable (directly or indirectly) pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent any amounts are deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

Section 2.7         Purchase Price Allocation.  The purchase price shall be allocated among the Purchased Assets (the “Allocation”) as set forth on Schedule 2.7.  The Parties agree that: (a) none of the Parties shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any Litigation that is inconsistent with the Allocation, except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code; (b) they shall cooperate with each other in connection with the preparation, execution and timely filing of all Tax Returns related to the Allocation; and (c) they shall promptly advise each other regarding the existence of any tax audit, controversy or Litigation related to any item provided in the Allocation.  Any adjustments to the purchase price that occur following the determination of the Allocation, shall, subject to Section 10.8, be allocated among the Purchased Assets in a manner consistent with the methodology and valuations used in determining the Allocation.

ARTICLE 3
CLOSING

Section 3.1         Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m. on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), at the offices of O’Melveny & Myers, LLP at 7 Times Square, New York, NY, or at such other time or on such other date or at such other place as the Seller and the Buyer may mutually agree upon in writing; provided, that the Closing shall not occur prior to July 1, 2011 without the prior written consent of the Buyer.  The day on which the Closing takes place is referred to herein as the “Closing Date” and the Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).  The Parties may agree that the Closing shall take place via the exchange of facsimile or scanned final instruments and executed signature pages.

Section 3.2          Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously as of the Effective Time, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedule delivered to the Buyer by the Seller on the date hereof (the “Disclosure Schedule”) and attached hereto, each of the Seller and the Members hereby represents and warrants to the Buyer that, as of the date hereof and as of the Closing Date:

Section 4.1          Due Formation; Due Authorization; Enforceability; Capitalization.

(a)          The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas.  The Seller has all requisite limited liability company power and lawful authority to own, lease and operate the Purchased Assets and to carry on the Business as currently conducted.  Except as set forth on Schedule 4.1(a), the Seller is qualified to transact business and is in good standing in each jurisdiction where the nature of the Business or location of the Purchased Assets requires such qualification.  The Seller does not own, lease or operate any assets or properties in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions set forth on Schedule 4.1(b).  The Seller, has not, at any time (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or (iv) admitted in writing its inability to pay its debts as they become due.

(b)          The Seller has the full legal power and capacity to execute and deliver this Agreement and the other Transaction Documents and to perform the Transactions.  All necessary actions required to be taken by the Seller for the due authorization of the execution and delivery by the Seller of the Transaction Documents, and the performance by the Seller of the Transactions, has been duly taken.  Each of the Transaction Documents will be, on or prior to the Closing Date, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other party or parties thereto, when so executed and delivered, will constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

(c)           The Members are the beneficial and record owners of all of the issued and outstanding membership interests of the Seller.  There are no equity securities, debt securities or other interests convertible into, or exchangeable for, membership interests of the Seller, except as set forth on Schedule 4.1(c).  The Seller does not have any subsidiaries, and does not own or control, directly or indirectly, any equity securities, debt securities or other interests in any other Person.

Section 4.2         Approvals and Consents; No Conflicts.  No Permit or Order of, or filing with or notification to, any Governmental Entity is required in connection with the execution and delivery by the Seller of the Transaction Documents or the performance by the Seller of the Transactions.  The execution and delivery by the Seller of the Transaction Documents and the performance by the Seller of the Transactions will not conflict with, or result in the breach or violation of, any of the terms or conditions of, or constitute (or, with the passing of time or giving of notice or both, would constitute) a default under:  (a) the Seller’s certificate of formation or limited liability company operating agreement (or equivalent organizational documents), in each case, as in effect as of the date hereof and as of the Closing Date; (b) any Contracts or Permits to which the Seller is a party or by which the Seller or any of its assets or properties are bound; (c) applicable Law; or (d) any Orders applicable to the Seller.  The execution and delivery by the Seller of the Transaction Documents and the performance by the Seller of the Transactions will not result in, or require the creation or imposition of, any Lien upon or with respect to any of the Purchased Assets.  Schedule 4.2 sets forth a list of all notices to, and all necessary consents, waivers and approvals of, any Governmental Entity and any other third party required in connection with the execution and delivery by the Seller of the Transaction Documents or the performance by the Seller of the Transactions.  The Seller is, and at all times has been, in compliance with its certificate of formation and limited liability company operating agreement (or equivalent organizational documents).

Section 4.3          Financial Statements; Liabilities; Solvency.

(a)          The Seller has previously delivered to the Buyer (i) drafts of the audited consolidated balance sheet and the related audited consolidated statement of income and cash flows of the Seller for the year ended December 31, 2010 (the “Draft Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets and the related unaudited consolidated statements of income of the Seller for each of the years ended December 31, 2008 and December 31, 2009, and the unaudited consolidated balance sheet and the related unaudited statements of income of the Seller for the three-month period ended March 31, 2011 (collectively, the “Unaudited Financial Statements”), in each case, including balance sheets as of the last day of such periods and statements of income for such periods (collectively, the “Financial Statements”).

(b)          The Financial Statements: (i) are correct and complete in all material respects; (ii) have been derived from the Business Records in a consistent manner and in accordance with GAAP; and (iii) fairly present the assets, liabilities and financial condition of the Seller as of the respective dates set forth therein, and the results of operations and changes in the financial position of the Seller for the periods covered thereby.

(c)          The Seller has no Liabilities, other than (i) Liabilities fully and adequately reflected in the Draft Audited Financial Statements; (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of business; and (iii) Liabilities identified on Schedule 4.3(c).

(d)          Except as set forth on Schedule 4.3(d): (i) to the Knowledge of the Seller, no account debtor is delinquent in its payment by more than ninety (90) calendar days; (ii) no Accounts Receivable have been referred by the Seller for collection; (iii) no account debtor is insolvent or bankrupt; and (iv) no material customer of the Seller has changed its accounts payable policy in a manner materially adverse to the Seller.  All Accounts Receivable reflected in the Financial Statements (A) have arisen (and will arise) in bona fide transactions in the ordinary course of business, (B) are valid claims against account debtors for products and services delivered or rendered, and are subject to no defenses, offsets or counterclaims, and (C) are collectible in the ordinary course of business, subject to the reserves therefore to be reflected on the Post-Closing Adjustment Statement.  To the Knowledge of the Seller, no Person has any Lien on any Accounts Receivable that is outstanding, and no request or agreement for deduction or discount has been made with respect to any Accounts Receivable.  The Seller has not received written notice from any customer that such customer does not intend to pay any Accounts Receivable.

Section 4.4          Absence of Changes.  During the period beginning on the Balance Sheet Date and ending on the date of this Agreement, (a) (i) there has been no circumstance, fact, change, development or effect that, together with all other circumstances, facts, changes, developments or effects, has had, or could reasonably be expected to have, a Material Adverse Effect, (ii) there has not been any damage, destruction or loss affecting any of the Purchased Assets, whether or not covered by insurance, and (iii) the Seller has operated the Business in the ordinary course of business consistent with past practice and (b) without limiting the foregoing, (i) the Seller has not accelerated, terminated, modified, canceled or waived any right under any Assumed Contract and no other party to any Assumed Contract has threatened to take any such action, (ii) the Seller has (A) managed the timing and payment of Accounts Payable in the ordinary course of business consistent with past practice, (B) not delayed or postponed the payment of any Accounts Payable or altered any billing, collection or payment policies or practices, and (C) not entered into an agreement or negotiation with any party to extend the payment of any Accounts Payable; and (iii) the Seller has not committed to do any of the foregoing.

Section 4.5          Tax Matters.  Except as set forth on Schedule 4.5 with respect to this Section 4.5:  All Tax Returns with respect to the Seller, the Business and/or the Purchased Assets have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects.  All Taxes with respect to the Seller, the Business and/or the Purchased Assets that are due and payable have been duly and timely paid, whether or not shown as due on any Tax Return.  The Seller’s unpaid Taxes do not exceed the Tax reserve liability reflected on the Seller’s balance sheet as of March 31, 2011 included in the Unaudited Financial Statements.  There have been no Tax examinations or audits, and no notice of pending Tax examinations or audits, with respect to the Seller, the Business or any of the Purchased Assets.  No claims related to Taxes have been asserted with respect to the Seller, the Business and/or the Purchased Assets.  No Tax Returns are required to be filed in connection with the Seller, the Business and/or the Purchased Assets in jurisdictions in which the Tax Returns for the Seller, the Business and/or the Purchased Assets are not currently being filed.  There are no Liens for Taxes upon any of the Purchased Assets, except for statutory Liens for current Taxes not yet due.  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes relating to the Seller, the Business and/or the Purchased Assets the non-payment of which could result in a Lien on any Purchased Asset, and no request for any such waiver is pending.  No Taxes will become due with respect to the Seller, the Business and/or the Purchased Assets in a Post-Closing Tax Period with respect to income that was received or accounted for before the Closing Date.  All Taxes required to have been withheld in connection with the Seller, the Business and/or the Purchased Assets have been duly and timely withheld and, to the extent payable, timely paid over to the proper Governmental Entity, and the Seller has complied with all information reporting with respect to such withholding.  None of the Purchased Assets (i) is “tax exempt use property” within the meaning of Section 168(h) of the Code or (ii) is or will be required to be treated as being owned by another party pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.  The Seller is not a party to any Tax sharing or allocation agreement.

Section 4.6          Compliance with Laws; Permits.

(a)          The Seller has been and currently is in compliance with all Laws and Orders and has not received any written notices of violation or alleged violation with respect to any Law.

(b)          The Seller holds all Permits necessary for the Seller to own, lease or operate the Purchased Assets and to carry on the Business as currently conducted.  The Seller is in compliance with the terms of each such Permit.

Section 4.7          Litigation; Orders.  Except as set forth on Schedule 4.7, the Seller (a) is not currently a party to, or to the Knowledge of the Seller, threatened with, any Litigation and (b) is not subject to any Orders.

Section 4.8          Contracts.

(a)           Schedule 4.8(a) sets forth a correct and complete list of all Contracts (specifying in each case the name of, date of and parties to such Contract and all amendments, modifications and supplements thereto) that are material to the Seller and/or the Business (together with the Real Property Lease and IP Contracts, the “Material Contracts”), including:

(i)          any Contract (A) containing any covenant limiting in any respect the freedom of the Seller and/or the Business to engage in any line of business or in any geographic territory or to compete with any Person, (B) which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service, (C) that requires payment upon a “change of control” or similar term or (D) under which the consummation of the Transactions is a default or gives rise to any right of termination, cancellation or acceleration or results in the payment of any additional amounts or consideration or any loss of rights or any imposition of additional obligations;

(ii)         any Contract requiring the Seller to make capital expenditures and that involves aggregate future payments in excess of $20,000;

(iii)        any Contract relating to the acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of business;

(iv)        any Contract relating to the incurrence or guarantee of Indebtedness;

(v)         any Contract pursuant to which the Seller has advanced or loaned any amount to, or guaranteed any obligation of, any Person;

(vi)        any joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person;

(vii)       any Contracts relating to customers that involve annual payments in excess of $5,000;

(viii)        any Contract (A) providing for the Seller to be the exclusive provider of any product or service to any Person or that otherwise involves the granting by any Person to the Seller of exclusive rights of any kind; (B) providing for any Person to be the exclusive provider of any product or service to the Seller and/or the Business or that otherwise involves the granting by the Seller and/or the Business to any Person of exclusive rights; (C) granting to any Person a right of first refusal or right of first offer on the sale of any part of the Seller and/or the Business; (D) containing a provision of the type commonly referred to as a “most favored nation” provision; or (E) pursuant to which the Seller and/or the Business has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis;

(ix)           any Contract that provides for the payment of, or is reasonably likely to result in the payment of, fees or other consideration to the Seller and/or the Business in excess of $20,000 in any twelve (12) month period following the Closing Date; and

(x)           any Contract that provides for the payment of, or is reasonably likely to result in the payment of, fees or other consideration by the Seller and/or the Business in excess of $20,000 in any twelve (12) month period following the Closing Date.

(b)           Except as set forth on Schedule 4.8(b), (i) the Seller has performed each term, covenant and condition of each of the Material Contracts, and no default or event which, with the passing of time or giving of notice or both, would constitute a default on the part of the Seller or any other party thereto, exists under any of the Material Contracts; (ii) each of the Material Contracts is in full force and effect, unimpaired by any acts or omissions of the Seller, and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms and, to the Knowledge of the Seller, against each other party thereto, except, in each case, to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally; and (iii) the Seller has provided to the Buyer correct and complete copies of all Material Contracts, including all amendments, modifications and supplements thereto.

Section 4.9         Title to Purchased Assets; Sufficiency of Assets.  The Seller has good, valid and exclusive title to, and the valid and enforceable power and full right to use and transfer to the Buyer, the Purchased Assets, and the Purchased Assets are free and clear of all Liens of any kind or nature whatsoever, except as disclosed on Schedule 4.9.  The delivery by the Seller to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in the Buyer good, valid and exclusive title to the Purchased Assets, free and clear of all Liens of any kind or nature whatsoever, except as disclosed on Schedule 4.9.  The Purchased Assets constitute all rights, title, interests and other assets, tangible and intangible, that are owned or leased in connection with the Business or used, usable or intended for use in connection with the Business.  The Purchased Assets are in good working condition and repair and are adequate and sufficient to conduct the Business as it is currently conducted and has been conducted by the Seller prior to the date hereof.  None of the Excluded Assets has been used or is necessary to operate the Business in the manner in which it is currently conducted or has been conducted by the Seller prior to the date hereof.  None of the Members or any other Person (other than the Seller) owns or licenses, or has any interest in, any asset, property, real or personal, tangible or intangible (including any domain names, websites or other Intellectual Property) that is used, usable or intended for use in connection with the Business.  The Seller does not conduct, and has never conducted, any business other than the Business.

Section 4.10       Intellectual Property.

(a)         The Seller exclusively owns or has licensed all Business Intellectual Property, free and clear of any Liens.  Schedule 4.10(a) sets forth a correct and complete list of (i) all Products by name; (ii) all registrations of and applications to register any Business Intellectual Property owned by or filed under the name of the Seller, including the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing; and (iii) all unregistered Business Intellectual Property owned by the Seller.  All of the Seller’s rights in the Business Intellectual Property, including the Business Intellectual Property listed in Schedule 4.10(a), are valid, subsisting and fully enforceable.

(b)         Except as set forth on Schedule 4.10(b), there are no Contracts to which the Seller is a party relating to any Intellectual Property, including any such Contract (i) pursuant to which the Seller has (A) transferred ownership of any Intellectual Property, or granted any license or option to any other Person with respect to any Intellectual Property (including any Contract pursuant to which the Seller has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code that is part of Business Intellectual Property) or (B) obtained a license or option to the Intellectual Property of another Person or (ii) involving Software that is developed (A) by any Person other than the Seller or (B) for the Seller and/or the Business (collectively, the “IP Contracts”).

(c)         Except as set forth on Schedule 4.10(c), (i) the Seller has not (A) infringed upon or otherwise violated the Intellectual Property rights of any other Person or (B) received any claim, charge, demand or notice alleging any such infringement or other violation; (ii) none of the Seller, the conduct of the Business as currently conducted or the Products, (A) infringes upon or otherwise violates the Intellectual Property rights or rights of publicity or privacy of, or libels or defames, any other Person or (B) constitutes unfair competition or trade practices; and (iii) the Seller is not, and has not been, during the three (3) years preceding the date of this Agreement, a party to any Litigation, nor, to the Knowledge of the Seller, is any Litigation threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license any of the Business Intellectual Property.  No other Person is infringing upon any of the Business Intellectual Property.

(d)         The Seller is not, nor, as a result of its execution and delivery of the Transaction Documents or its performance of the Transactions, will be, in violation of any Contract relating to any Business Intellectual Property.  Upon completion of the Closing, the Buyer will own all right, title and interest in, or have valid and sufficient license rights to, the Business Intellectual Property on substantially similar terms and conditions as the Seller enjoyed immediately prior to the Closing.  The execution and delivery of the Transaction Documents will not result in (i) the Buyer or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property right owned by, or licensed to, the Buyer or any of its Affiliates, or (ii) the Buyer or any of is Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

(e)          The Seller has taken all necessary steps in conformity with industry standards to safeguard and maintain all Business Intellectual Property and the secrecy and confidentiality of the Trade Secrets that are part of the Business Intellectual Property.  The Seller has validly maintained and, to the Knowledge of the Seller, has not taken any steps that could constitute abandonment of or that could invalidate, its rights in and to the Business Intellectual Property, including paying all necessary fees and filing all appropriate affidavits, disclosures and renewals with the appropriate Governmental Entities.  Schedule 4.10(e) sets forth the various filings, actions and payments that must be made within 180 calendar days following the Closing in order to continue to validly maintain, and not abandon, rights in and to the Business Intellectual Property.

(f)           Except as set forth on Schedule 4.10(f), each present or past manager, officer, employee or consultant of the Seller or any other Person who developed any part of any Product (including Software) or any other Intellectual Property that is or will be used, usable or intended for use in connection with the Business has executed a valid and enforceable agreement that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or Contract to the Seller, and (ii) establishes that, to the extent such Person is an author of a copyrighted work created in connection with such Person’s employment or Contract, such work is a “work made for hire.”  All of the individuals identified in Schedule 4.10(f) were employees, and not independent contractors, of the Seller.

(g)           Except as set forth on Schedule 4.10(g), the Seller does not use, distribute or make available any Software.  All Software that is used, distributed or made available by the Seller, including all Software that is part of any Product, is held by the Seller legitimately and, except as set forth on Schedule 4.10(g), is fully and freely transferable to the Buyer without the consent, approval or waiver of any other Person.  All Software developed, sold or otherwise made available by the Seller (i) performs in conformance with its documentation (if any) in all material respects, and (ii) is free from any material software defect.  No Software developed, sold or otherwise made available by the Seller contains any self-help mechanism, virus, Trojan horse, worm or other software routine or hardware component designed to permit unauthorized access or designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software program.

(h)           Schedule 4.10(h) contains a complete and accurate list of all Software that is distributed or made available as “open source software” or “public software” or under a similar licensing or distribution model (including the GNU General Public License) (“Open Source Materials”) used or intended for use by the Seller and/or in connection with the Business or incorporated in or used or intended for use in connection with any Products, including an identification of the applicable open source license agreement, and a description of the Product or Software in which such Open Source Materials are used, including whether the Open Source Materials were modified and/or distributed, by the Seller.  The Seller has complied in all respects with the terms of the license agreements applicable to any such Open Source Materials.  Except as expressly set forth in Schedule 4.10(h), the Seller has not (i) incorporated Open Source Materials in conjunction with any Product, (ii) distributed Open Source Materials in conjunction with any Product, or (iii) used, incorporated or distributed Open Source Materials that require or could require, or condition or could condition, the use or distribution of such Open Source Materials on, the Seller’s granting to any Person any right or immunity with respect to any Business Intellectual Property (including any requirement or condition that other Software incorporated into, derived from, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge).

(i)           The Seller has a privacy policy (a “Privacy Policy”), a copy of which has been provided to the Buyer, regarding the collection and use of information from web site visitors or other parties, including from such other Persons who submit information to the Seller’s customers by using any Product (collectively, “Customer Information”), a copy of which have been provided to the Buyer.  The Seller has not collected any Customer Information in violation of its Privacy Policy or any privacy policy of any other Person.  The Seller does not use any of the Customer Information it receives through its web sites or otherwise in a manner that in any way violates applicable Law, its Privacy Policy or the privacy rights of any Person.  The Privacy Policy is posted in a clear and conspicuous location on each of the Seller’s web sites.  The Seller has adequate security measures in place to protect the Customer Information it receives and that it stores in its computer systems from illegal use by third parties or use by third parties in a manner that violates the privacy rights of any Person.  The consummation of the Transactions and the transfer of the Customer Information to the Buyer will not violate (A) the Privacy Policy as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained, (B) the privacy policy of any other Person as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained or (C) applicable Law.

Section 4.11       Real Property; Leases.  The Seller does not own (and has never owned) any real property.  The Leased Real Property is all of the real property that the Seller leases, operates or subleases.  The Seller has valid leasehold interests in all Leased Real Property free and clear of all Liens.  Other than the Seller, no Person will be leasing, using or occupying, or intending to use or occupy, any portion of the land, property, structures, fixtures and improvements comprising the Leased Real Property or any part thereof as of the Closing Date.  The Seller has the right to quiet enjoyment of each parcel of Leased Real Property for the full term of the Real Property Lease (and any renewal option related thereto), and the Buyer will continue to have such rights upon the consummation of the Transactions conditioned on the Buyer after the Closing Date continuing to fulfill all the terms of the Real Property Lease.  The Seller has the right to use all of the Leased Real Property in accordance with the Real Property Lease for the conduct of the Business.  No written or unwritten notice has been received by the Seller indicating the desire or intention of any other party to the Real Property Lease to amend, modify, rescind or terminate the same.  There have been no discussions or correspondence with the landlord of the Leased Real Property concerning the renewal terms for any Real Property Lease scheduled to expire within twelve (12) months of the date of this Agreement.  The Seller is not a party to any agreement or option to purchase or lease any real property or interest therein, other than the Real Property Lease.

Section 4.12       Environmental, Health and Safety Matters.  To the Knowledge of the Seller, the Seller has complied in all material respects with all Environmental, Health and Safety Requirements.  Without limiting the generality of the foregoing, to the Knowledge of the Seller, the Seller has obtained and complied in all respects with all Permits that are required pursuant to Environmental, Health and Safety Requirements.  The Seller has not received notice of any actual or alleged violation of, or Liability under, Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligations, relating to it or the facilities it uses.  There are no Hazardous Substances present at, on, or under any Leased Real Property which would reasonably be expected to give rise to a material Liability of the Seller.  The Seller has provided to the Buyer all environmental reports, assessments, studies, investigations and other analyses in its possession or control relating to the Leased Real Property.

Section 4.13        Benefit Plans.

(a)          Schedule 4.13(a) identifies each benefit, employment and compensation plan, Contract, arrangement or policy, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and deferred compensation stock option, stock purchase, stock appreciation rights, stock-based, incentive, bonus, severance plans, post-retirement insurance benefits or other benefits, entered into, maintained or contributed to by the Seller or with respect to which the Seller has or may in the future have any Liability.  Each plan, agreement, program, policy or arrangement required to be set forth on the Disclosure Schedule pursuant to the foregoing is referred to herein as an “Employee Benefit Plan”.

(b)          No benefit plan maintained, sponsored or contributed to or required to be contributed to by the Seller or its respective ERISA Affiliates is or was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(c)          (i) Each Employee Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by the Laws, including ERISA and the Code, which are applicable to such plans, in each case in all material respects; (ii) all contributions, reserves or premium payments required to be made or accrued to each Employee Benefit Plan have been timely made or accrued, in each case in all material respects; (iii) no actions, suits, claims (excluding claims for benefits incurred in the ordinary course) or disputes are pending, or threatened, with respect to any Employee Benefit Plan; (iv) no Litigation is pending with any Governmental Entity with respect to any Employee Benefit Plan; (v) there are no facts which would give rise to any material Liability in the event of any such Litigation; (vi) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant with respect to each Employee Benefit Plan have been duly or timely filed or distributed, in each case in all material respects; and (vii) no “prohibited transaction” for which there is no exception has occurred with respect to any Employee Benefit Plan within the meaning of the applicable provisions of ERISA or the Code.

(d)          With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a), (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been provided by the Seller to the Buyer, that such plans are qualified and exempt from federal income taxes; and (ii) no such determination letter has been revoked nor, to the Knowledge of the Seller, has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or increase its costs.

(e)          The Seller is (i) not obligated under any Employee Benefit Plan as described in Section 3(1) of ERISA (each, a “Welfare Plan”) to provide medical or death benefits with respect to any Business Employee after termination of employment (other than as required pursuant to Section 4980B of the Code or other applicable Law); and (ii) has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(f)           The assets and liabilities of each funded Employee Benefit Plan are fully and accurately reflected in the most recent annual report provided by the Seller to the Buyer; no assets or liabilities of such funded Employee Benefit Plans have been received from or transferred to any other plan or benefit arrangement since the end of the plan year covered by the most recent annual report; and no material changes have occurred in the financial condition of such plan or arrangement since the end of the plan year covered by the most recent annual report.

(g)           Except as set forth in Schedule 4.13(g), none of the Employee Benefit Plans obligates the Seller to pay separation, severance, termination, acceleration or similar benefits solely as a result of the Transactions, whether alone or in connection with other events.  The Seller will not as a result of any event connected directly or indirectly with the Transactions become obligated to make any “excess parachute payment” as defined in Section 280G of the Code.  There is no written or unwritten agreement, plan, arrangement or other Contract by which the Seller is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code or Section 409A of the Code.  Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; and (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008.

Section 4.14        Employment and Labor Matters.

(a)          The Seller is not a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or labor organization with respect to any Business Employee.  There are no labor unions or other labor organizations representing any Business Employees, no activities to organize any employees of the Seller have been in progress or, to the Seller’s Knowledge, threatened, and no question concerning representation has arisen with respect to any Business Employees.

(b)          The Seller has not violated any Laws or Orders regarding the terms and conditions of employment of the Business Employees or prospective employees or other labor-related matters, including Laws or Orders relating to discrimination, wages, hours, working conditions, fair labor standards, wrongful discharge, immigration, or violation of the personal rights of Business Employees or prospective employees.

(c)          The Seller does not have any Liability, including any obligations under any Employee Benefit Plan, with respect to any misclassification of any person under any wage and hour Laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d)          During the last three (3) years, (i) there have not been any inspections of any of the facilities of the Seller by representatives of the Occupational Safety and Health Administration (“OSHA”) or any other Governmental Entity  vested with authority to enforce any Law establishing standards of workplace safety; (ii) no representative of any such Governmental Entity has attempted to conduct any such inspection or sought entry to any of such facilities for that purpose; and (iii) the Seller has not been notified that any Business Employee or employee representative has requested that any such Governmental Entity conduct an inspection of any facilities of the Seller to determine whether violations of OSHA or any such Law may exist.

(e)          During the last three (3) years, the Seller has not been subject to any audit or investigation with respect to any employment-related issues, including, but not limited to, applicants for employment, by the Office of Federal Contract Compliance Programs, the Department of Labor, the Department of Homeland Security or any other Governmental Entity, or subject to fines, penalties or assessments associated with such audits or investigations.  The Seller is not, and has not been for the last three (3) years, a “government contractor,” as that term is defined in the regulations of the Office of Federal Contract Compliance Programs, 41 CFR 60, et seq.

(f)           During the last three (3) years, the Seller has not experienced or effected any “plant closing” or “mass layoff,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”), or any similar state or local Laws.  The Seller has not incurred any Liability that remains unsatisfied under the WARN Act or any similar state or local Laws.

(g)          Schedule 4.14(g) lists the name of each employee or consultant of the Seller at the date hereof, together with such individual’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to each individual in effect on such date.  The Seller has not received any information that would lead it to believe that a material number of such employees will or may cease to be employees, or will refuse offers of employment from the Buyer, because of the consummation of the Transactions.

Section 4.15       Insurance.  The Seller maintains, or under contractual arrangements is named as an additional insured in, policies or binders of fire, liability, workers’ compensation and other insurance relating to the Business customarily maintained by Persons engaged in businesses similar to the Business, a correct and complete list of which is set forth on Schedule 4.15.  Such policies and binders are in full force and effect.

Section 4.16       Affiliates.  Schedule 4.16(a) sets forth a true, correct and complete list of all Contracts between the Seller or a Member, on the one hand, and any Member, manager, officer, employee or Affiliate (including the Members or the Seller, as the case may be) of the Seller, any member of such Person’s immediate family or any trust, partnership, corporation or other entity in which any of the foregoing Persons has an economic interest, or any other Affiliate of any Member, on the other hand (specifying, in each case, the name of, date of and parties to such Contract and all amendments, modifications and replacements thereto).  Except as set forth on Schedule 4.16(b), none of the Contracts disclosed on Schedule 4.16(a) will continue in effect subsequent to the Closing.  Except as set forth on Schedule 4.16(c), the Seller is not indebted to any Member, manager, officer, employee or Affiliate of the Seller (or any member of such Person’s immediate family or any trust, partnership, corporation or other entity in which any such Person has an economic interest, or any other Affiliate of any Member), except for amounts due as normal salaries and bonuses and in reimbursement of ordinary course expenses, and no such Person is indebted to the Seller.

Section 4.17       Customers.  Schedule 4.17(a) sets forth a correct and complete list of: (i) the names of each of the top 20 customers (as determined by revenue) of the Seller for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010; and (ii) the total amount of revenues received from each such customer in such periods.  The relationships of the Seller with its vendors, advertisers, customers, suppliers and distributors existing as of the date hereof and as of the Closing Date are good commercial working relationships.  Except as set forth on Schedule 4.17(b), no such vendor, advertiser, customer, supplier or distributor (i) has terminated, or threatened to terminate, its relationship with the Seller or (ii) has, during the last two years, decreased materially or threatened to decrease materially its business dealings with the Seller.  To the Knowledge of the Seller, the acquisition of the Purchased Assets by the Buyer will not adversely affect the relationship of the Buyer (as successor to the Business) with any such vendor, advertiser, customer, supplier or distributor.

Section 4.18       Powers of Attorney.  There are no Persons holding a power of attorney on behalf of the Seller that would enable such Persons to sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets.

Section 4.19        No Broker.  Except as set forth on Schedule 4.19, the Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.20       Full Disclosure.  No representation or warranty or other statement made by the Seller in this Agreement or any other Transaction Document contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND THE REPRESENTATIVE

The Representative, in its capacity as the Seller’s and the Members’ representative (and solely in that capacity, and not personally), and each Member, severally and not jointly, hereby represents and warrants to the Buyer that, as of the date hereof and as of the Closing Date:
Section 5.1         Authority of the Members and the Representative.  Such Person has the full legal power and capacity to execute and deliver this Agreement and the other Transaction Documents and to perform the Transactions.  All necessary action required to be taken by such Person and its Affiliates for the due authorization of the execution and delivery by such Person of this Agreement and the other Transaction Documents to which such Person is party, and the performance by such Person of the Transactions, has been duly taken.  Each of the Transaction Documents to which such Person is party will be, on or prior to the Closing Date, duly executed and delivered by such Person and, assuming the due execution and delivery by the other party or parties thereto, when so executed and delivered, will constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 5.2          Approvals and Consents; No Conflicts.  No Permit or Order of, or filing with or notification to, any Governmental Entity is required in connection with the execution and delivery by such Person of the Transaction Documents to which such Person is party or the performance by such Person of the Transactions.  The execution and delivery by such Person of the Transaction Documents to which such Person is party and the performance by such Person of the Transactions will not conflict with, or result in the breach or violation of, any of the terms or conditions of, or constitute (or, with the passing of time or giving of notice or both, would constitute) a default under:  (a)  any Contracts or Permits to which such Person or its Affiliates is a party or by which such Person or its Affiliates or any of his or her or their assets or properties are bound; (b) applicable Law; or (c) any Orders applicable to such Person.  The execution and delivery by such Person of the Transaction Documents to which such Person is party and the performance by such Person of the Transactions will not result in, or require the creation or imposition of, any Lien upon or with respect to any of the Purchased Assets.

Section 5.3          Litigation; Orders.  Except with respect to the Litigation disclosed on Schedule 4.7, neither such Person nor its Affiliates (a) are party to, or, to the knowledge of such Person, threatened with, any current Litigation or (b) are subject to any Order, in each case (i) arising out of or relating to the Business or (ii) that seeks to restrain or prohibit or to obtain damages or other relief in connection with the Transactions.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Members that, as of the date hereof and as of the Closing Date:

Section 6.1         Due Formation; Due Authorization; Enforceability.  The Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.  The Buyer has the full legal power and capacity to execute and deliver this Agreement and the other Transaction Documents and to perform the Transactions.  All necessary action required to be taken by the Buyer and its Affiliates for the due authorization of the execution and delivery by the Buyer of the Transaction Documents, and the performance by the Buyer of the Transactions, has been duly taken.  Each of the Transaction Documents will be, on or prior to the Closing Date, duly executed and delivered by the Buyer and, assuming the due execution and delivery by the other party or parties thereto, when so executed and delivered, shall constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 6.2         Approvals and Consents; No Conflicts.  No Permit or Order of, or filing with or notification to, any Governmental Entity is required in connection with the execution and delivery by the Buyer of the Transaction Documents or the performance by the Buyer of the Transactions.  The execution and delivery by the Buyer of the Transaction Documents and the performance by the Buyer of the Transactions will not conflict with, or result in the breach or violation of, any of the terms or conditions of, or constitute (or, with the passing of time or giving of notice or both, would constitute) a default under: (a) the certificate of incorporation or bylaws (or equivalent organizational documents) of the Buyer or its Affiliates; (b) any Contracts or Permits to which the Buyer or its Affiliates is a party or by which the Buyer or its Affiliates or any of their assets or properties are bound; (c) applicable Law; or (d) any Orders applicable to the Buyer.

Section 6.3          Litigation; Orders.  Neither the Buyer nor its Affiliates (a) are party to, or, to the knowledge of the Buyer, threatened with, any current Litigation or (b) are subject to any Order, in each case that seeks to restrain or prohibit or to obtain damages or other relief in connection with the Transactions.

ARTICLE 7
COVENANTS AND AGREEMENTS

Section 7.1          Efforts to Consummate.

(a)          Subject to the terms and conditions hereof, the Parties shall cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and to cause the conditions to each other’s obligation to close the Transactions as set forth in Article 8 to be satisfied, including all actions and all things necessary for it (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Entity); (ii) to satisfy the conditions precedent to the obligations of each such party hereto; and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by the Parties in connection with the acquisition of the Purchased Assets or the taking of any action contemplated by this Agreement.  The Parties shall cooperate with each other to the extent reasonable in connection with the foregoing.

(b)           In furtherance and not in limitation of the foregoing, the Parties shall use their reasonable best efforts to file applications with any applicable Governmental Entity whose waiver, consent, authorization or approval is required in connection with the consummation of the Transactions as promptly as practicable following the date hereof and in any event no later than ten (10) Business Days following the date hereof.  The Parties shall cooperate and use their reasonable best efforts to obtain any waiver, consent, authorization or approval required for the Closing, to respond to any requests for information from a Governmental Entity, and to contest and resist any Litigation and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions.  To the extent permitted by applicable Law, the Parties shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions.  The Parties shall notify and keep each other advised as to (i) any material communication from any Governmental Entity regarding the Transactions and (ii) any Litigation pending and known to such Party or, to its knowledge, threatened, which challenges the Transactions.

(c)           Prior to the Closing, the Seller shall use its best efforts to obtain (and cooperate with the Buyer in obtaining) all waivers, consents, Permits, authorizations, approvals of, and exemptions by, any third party necessary for the consummation of the Transactions or the assignment of the Assumed Contracts to the Buyer in accordance with Section 7.11.

(d)           All documents required to be filed by any of the Parties with any Governmental Entity in connection with this Agreement or the Transactions will comply in all material respects with the provisions of applicable Law.

Section 7.2         Executory Period Conduct of Business.  Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Seller and the Members shall, except as set forth on Schedule 7.2 or as consented to in writing by the Buyer, (a) conduct the Business in the ordinary course consistent with past practice, (b) use reasonable best efforts to preserve intact the Business and all relationships with customers, clients, vendors, partners, suppliers and other third parties that do business with the Seller and to keep available the services of the current Business Employees and (c) not do any of the following:

(i)           take or omit to take any action that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(ii)           sell, lease, license or otherwise dispose of, or grant to any third party any right under, any Purchased Assets or incur, create or assume any Lien with respect to any Purchased Asset, except for non-exclusive licenses of Business Intellectual Property made in the ordinary course of business consistent with past practice;

(iii)         amend any material term of, waive any material right under, extend or enter into any Material Contract (or any Contract that would be classified as a “Material Contract” if entered into prior to the date hereof) or take or refrain from taking any act that would cause any such Contract to terminate prior to its stated termination or expiration or not automatically renew or would cause the expiration thereof to accelerate;

(iv)         accelerate or delay the payment of Accounts Payable or otherwise fail to pay Accounts Payable and other business obligations, or accelerate or delay the collection of Accounts Receivable or otherwise fail to collect Accounts Receivable, or write-off any Accounts Receivable, in each case, except in the ordinary course of business consistent with past practice;

(v)          adopt any amendments to the Seller’s organizational documents, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Seller, or issue, sell, pledge, transfer or encumber, or authorize the issuance, sale, pledge, transfer or encumbrance of, any equity interests of the Seller;

(vi)         increase the compensation, bonus, pension, welfare, severance or other fringe benefits payable to, or make any new equity awards to, any Business Employee or adopt, amend or terminate any Employee Benefit Plan or amend the terms of any outstanding equity-based awards;

(vii)        other than in the ordinary course of business, make, change or revoke any Tax election or, except as required by GAAP or applicable Law, make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes, or write-down or write-up the value of any asset, or write-off any Accounts Receivable;

(viii)       settle any Litigation or cancel, surrender, allow to expire or fail to renew any Permit;

(ix)         acquire or agree to acquire in any manner any business or any corporation, partnership, association or other business organization or division thereof of any other Person, form a subsidiary or materially change an existing line of business or enter into any new line of business; or

(x)          enter into any oral or written agreement, contract, commitment, arrangement or understanding to do any of the foregoing.

Section 7.3         Access.  Between the date hereof and the Closing Date, upon reasonable advance notice, subject to applicable Law and as reasonably necessary to preserve attorney-client privilege, the Seller shall permit the Buyer and its representatives to have reasonable access to the Business Records, the Leased Real Property and the Seller’s other properties, assets, agreements, employees and personnel and such other information regarding the Purchased Assets, the Assumed Liabilities or the Business as may reasonably be requested by the Buyer, and the Seller shall furnish to the Buyer monthly as soon as available the unaudited balance sheets and income statements of the Seller (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of each month and the results of operations during such month and for the elapsed portion of the Seller’s fiscal year.  No information or access provided to the Buyer or its representatives pursuant to this Section 7.3, or any other investigation made by or on behalf of the Buyer after the date hereof, will affect any of the representations or warranties of the Seller, the Representative or the Members contained in this Agreement, the other Transaction Documents or any certificates delivered pursuant hereto and thereto, or the conditions hereunder to the obligations of the Buyer.

Section 7.4         Fees and Expenses.  Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement, including the fees and disbursements of counsel, financial advisors, accountants and any broker, finder or similar agent retained by a Party who would be entitled to a commission or fee in respect of the Transactions, shall be paid by the Party incurring such fees or expenses.  All Transfer Taxes shall be paid by the Seller.

Section 7.5          Further Assurances; Seller’s Existence.

(a)          From time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts, as may be reasonably required to carry out the provisions hereof and the Transactions.  The Seller, the Representative and the Members covenant and agree that, at any time and from time to time following the Closing, at the Buyer’s request, the Seller, the Representative and/or the Members will do (or cause their Affiliates to), execute, acknowledge and deliver any and all further acts and assurances as the Buyer may require to convey, transfer and vest in the Buyer, the Purchased Assets, or to better enable the Buyer to realize upon or otherwise enjoy the Purchased Assets, or to carry into effect the intent and purposes of this Agreement, including the transfer to the Buyer on substantially the same terms as set forth in Section 1.1, of all of the right, title and interest in and to any asset that should have been transferred or delivered to the Buyer but, for whatever reason, was not so transferred or delivered.  The Buyer covenants and agrees that, at any time and from time to time following the Closing, at the Representative’s request, the Buyer will (or cause its Affiliates to) execute, acknowledge and deliver any and all further acts and assurances as the Representative may require to convey, transfer and vest in the Seller any Excluded Assets that should not have been transferred or delivered to the Buyer but, for whatever reason, were so transferred or delivered.

(b)          For a period of six (6) years following the Closing, the Seller shall, and the Members shall take all actions necessary to cause the Seller to, remain in existence and not be dissolved, liquidated or have its affairs wound up, unless the Buyer provides its prior written consent to such dissolution, liquidation or winding up.

Section 7.6         Maintenance of Records.  The Seller and the Representative undertake (a) for a period of at least six years from the Closing Date (or such longer periods as may be required by Law), to retain, at the Seller’s expense, all records and documents relating to the Seller and/or the Business that have not been transferred at Closing to the Buyer and (b) to make available to the Buyer for inspection and copying, at the Buyer’s expense, at reasonable times and upon request therefore, all such records and documents.

Section 7.7         Non-Compete; Non-Solicitation.  Each of the Seller and the Key Employees covenant and agree that, during the period commencing on the Closing Date and ending on the eighth (8th) anniversary of the Closing Date, the Seller and each of the Key Employees shall not, and shall cause their respective Affiliates not to, directly or indirectly: (i) engage, for his or its own account or solely or jointly for the benefit of others, in any business that competes directly or indirectly with the Business or the AAX Business (a “Competing Business”); (ii) solicit any Competing Business from any Person other than for the benefit of the Buyer and its Affiliates; (iii) invest in any Person engaged in any Competing Business; (iv) divert, entice or otherwise take away from the Buyer and its Affiliates the business or patronage of any client of any Competing Business, or attempt to do so; or (v) solicit any then-current employee of the Buyer or its Affiliates, without the prior written consent of the Buyer; provided, that the foregoing restrictions shall not apply to the ownership of less than 5% of the securities of any Person that is publicly traded, and provided, further, for purposes of clarity, that nothing in this Section 7.7 shall be construed to prevent any Key Employee or David Hanson (in such capacity, the “Solicitor”) from soliciting, hiring, or forming a business or employment relationship with any other Key Employee or David Hanson (in such capacity, the “Solicitee”) if at such time neither the Solicitor nor the Solicitee is an employee of the Buyer.  Each of the Seller and the Key Employees acknowledge that (i) the Buyer would not have entered into this Agreement but for the agreements and covenants contained in this Section 7.7; and (ii) the agreements and covenants contained in this Section 7.7 are essential to protect the business and goodwill of the Business.  Due to the irreparable injury and damage to the Buyer resulting from any violation of this Section 7.7, the Buyer shall be entitled to injunctive relief against the violation by the Seller or any Key Employee, as applicable, of this Section 7.7 in addition to any remedy otherwise available to the Buyer.  If any court of competent jurisdiction shall hold that the restrictions contained in this Section 7.7 are unreasonable or unenforceable, such restrictions shall be deemed to be reduced, but only to the limited extent necessary, in the opinion of said court, to make them reasonable or enforceable, as applicable.

Section 7.8          Confidentiality; Publicity.

(a)          Each Party shall maintain in confidence the terms and provisions of the Transaction Documents, and any non-public or proprietary information regarding the other Party or the Business, and, except as reasonably necessary in connection with the Transactions, including disclosure to the attorneys, accountants or financial advisors of the Seller, the Representative, the Members, or the Seller’s other officers and key administrative staff members whose participation is required to perform the Transactions, not to divulge such information to any other Person.  This Section 7.8 shall not apply to any information that (i) through no fault of the Party bound by such obligation of confidentiality is or becomes generally known, (ii) is disclosed by a Third Party having a bona fide right to disclose the information or (iii) is required by Law or any securities exchange to be disclosed.  The Seller may disclose the existence of the Transactions to third parties for the purpose of obtaining necessary consents to transfer pursuant to Section 7.11, but shall not disclose the terms or provisions of this Agreement or any other Transaction Document.

(b)           Except as may be required by Law, no press or publicity release or other public notice concerning the Transaction Documents or the Transactions shall be issued without advance written approval (which shall not be unreasonably withheld) of the form and substance thereof, by each of the Buyer and the Representative.  Each of the Buyer and the Representative agrees to consult with one another as to the content of any communication to any Governmental Entity relating to the Transactions.

Section 7.9           Use of Names and Marks.  Promptly following the Closing and, in any event, not later than five (5) Business Days after the Closing Date, the Seller and the Members shall (a) cease to use, distribute, display or market any article or instrument of any kind, including signs, invoices, labels, letterhead, business cards, packaging, advertisement or websites, that reflects or includes any logo, trademark, trade name, trade dress, service mark, domain name or website that is confusingly similar to or containing any name, mark or logo included in the Business Intellectual Property, including “eCarList,” except in connection with their employment with the Buyer, if applicable; (b) provide to the Buyer (or at the Buyer’s election, destroy) any and all such articles or instruments in the possession of the Seller, the Members or any of their respective Affiliates; (c) modify any web site or web page of any Member (or the Seller, if applicable) to remove any such logo, trademark, trade name, trade dress, service mark or domain name; and (d) change the name of the Seller (and any Member, if applicable) to a name that is reasonably acceptable to the Buyer and that is not confusingly similar to or containing any name, mark or logo included in the Business Intellectual Property, including “eCarList.”

Section 7.10         Employees.

(a)           The Buyer expects to offer employment to all of the Business Employees (those Business Employees accepting the Buyer’s offer of employment, the “Hired Employees”); provided, however, that the Buyer, in its sole discretion, may elect to provide that any or all such employment relationships shall be terminable “at-will” by the Buyer or the applicable Hired Employee.  The Seller shall terminate the employment of all Business Employees immediately prior to the Closing in accordance with all applicable Laws and, prior to the Closing, shall provide any required notices in a timely manner in connection therewith.  The Seller shall cooperate with and use its commercially reasonable efforts to assist the Buyer in its efforts to secure employment arrangements with those employees of the Seller to whom the Buyer makes offers of employment.  The Seller shall not enforce against any Business Employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such Business Employee or the Buyer or any of its Affiliates claims that would otherwise prohibit or place conditions on any such Business Employee’s acceptance of an offer of employment by the Buyer or any of its Affiliates, any such Business Employee’s employment by the Buyer or any of its Affiliates, or any actions taken by any such Business Employee as an employee of the Buyer or any of its Affiliates.  The Seller shall provide the Buyer with such employment information as to the Business Employees as the Buyer may reasonably request to carry out its obligations pursuant to this Section 7.10(a).  The Seller shall not engage in any activity intended to discourage any Business Employee from accepting an offer of employment from the Buyer and shall use its commercially reasonable efforts to provide that such Business Employees will not be offered employment by businesses of the Seller after the Closing Date.

(b)           Nothing contained in this Agreement shall confer upon any Business Employee any right with respect to continuance of employment by the Buyer, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any of the Hired Employees at any time, with or without cause, or restrict the Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Hired Employees following the Closing.

(c)           No provision of this Agreement shall create any third party beneficiary rights in any Hired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Hired Employee by the Buyer or under any benefit plan which the Buyer may maintain, or otherwise.

(d)           Neither the Buyer nor any of its Affiliates will contribute to any Employee Benefit Plan or other compensation or benefit plan or agreement of the Seller.  Neither the Buyer nor any of its Affiliates will assume sponsorship of, nor will they adopt as a participating company in, any Employee Benefit Plan or other compensation or benefit plan or agreement of the Seller, or any part thereof.

(e)           The Representative shall provide the Buyer, at least two (2) Business Days prior to Closing, with an updated list of the Business Employees.

Section 7.11         Consents; Delayed Assets.

(a)           The Seller, the Representative and the Members shall use their respective reasonable best efforts, with the reasonable cooperation of the Buyer, to secure all consents, approvals and waivers reasonably necessary to transfer to the Buyer on the Closing Date each of the Purchased Assets free and clear of any Lien (the “Consents”).  All such Consents shall be in writing and executed copies thereof shall be delivered to the Buyer promptly after receipt thereof by the Seller, the Representative or the Members.  None of the Seller, the Representative or the Members shall agree to any modification of any Purchased Asset in the course of obtaining any Consent where such modification would adversely affect the Buyer or the Business.  To the extent any Consent has not been obtained on or prior to the Closing Date, the related Purchased Asset (a “Delayed Asset”) shall not be transferred hereunder to the Buyer and any related Liability that constitutes an Assumed Liability (a “Delayed Liability”) shall not be assumed hereunder by the Buyer (other than to the extent expressly provided in this Section 7.11) unless and until such Consent has been obtained.

(b)           If there are any Delayed Assets, the Seller, the Representative and the Members will use their reasonable best efforts to provide the Buyer with the benefits intended to be assigned in respect of such Delayed Asset and, to the extent that the Buyer is provided with such benefits, the Buyer shall assume, pay when due and perform any corresponding Delayed Liabilities as and when obligated (subject to the right of the Buyer to contest any such obligation in good faith).  The Seller, the Representative or the Members shall take such action as the Buyer may reasonably request so as (i) to provide the Buyer with the benefits of each Delayed Asset (including permitting the Buyer to take actions, in the name of the Seller, the Representative or the Members, but at the Buyer’s expense, required to enforce any rights reasonably necessary for the Buyer to receive the full benefits of such Delayed Asset) and (ii) to effect collection of money or other consideration due and payable under the Delayed Asset.  The Seller, the Representative or the Members shall promptly pay over to the Buyer all money or other consideration received by it in respect of each Delayed Asset.  With respect to each Delayed Asset, as of and from the Closing Date, each of the Seller, the Representative and the Members hereby (A) authorize the Buyer, to the extent permitted by applicable Law and the terms of the Delayed Asset, to perform all the obligations and receive all the benefits of such Seller, Representative or Members under the Delayed Asset and (B) appoint the Buyer its attorney-in-fact to act in its or his name and on its or his behalf with respect thereto.

(c)           Following the Closing Date, the Seller, the Representative and the Members shall continue to use their respective reasonable best efforts to obtain all Consents reasonably necessary to transfer the Delayed Assets to the Buyer as promptly as reasonably practicable.  Until all such Delayed Assets are transferred, each of the Seller, the Representative and the Members hereby agree to enter into such reasonable arrangements with the Buyer (in addition to the arrangements set forth in this Section 7.11) that will reflect as nearly as possible the respective benefits and obligations that would have been in effect had the Delayed Assets and Delayed Liabilities been transferred and assumed on the Closing Date.  At such time and on each occasion after the Closing Date that a Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to the Buyer by the Seller, the Representative or the Members, and all Delayed Liabilities related to such Delayed Asset shall be simultaneously assumed by the Buyer.  Prior to any such transfer of Delayed Assets, each of the Seller, the Representative and the Members shall use their reasonable best efforts to preserve and maintain such Delayed Assets in all material respects pursuant to the terms thereof.

Section 7.12        Tax Contests.  The Seller and the Members, at their own expense, shall control any audit, contest or claim with respect to the Seller (each, a “Tax Contest”) that relates solely to a Pre-Closing Tax Period, and with respect to any Tax Contest that relates to non-income Taxes and which may have an effect on the Business, the Buyer or its Affiliates, shall not be entitled to settle or compromise such Tax Contest without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed.  If the Seller or the Members do not assume the defense of any such Tax Contest, the Buyer may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Tax Contest.   The Buyer shall be entitled to control all other Tax Contests; provided, however, that to the extent and Tax Contest relates to a Pre-Closing Tax Period within a Straddle Period, the Representative shall be entitled to participate in such Tax Contest (at the Seller’s and the Members’ expense).  The parties shall cooperate fully in preparing for any audits of, or disputes with, taxing authorities and any Tax Returns of the Seller.  Each party shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes of the Seller.

Section 7.13        Exclusive Dealing.  During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Seller, the Members and the Representative shall not take, nor shall they permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents or representatives to take, any action to solicit, encourage, initiate, engage in or continue discussions, negotiations or other communications with, provide any information to or otherwise cooperate in any way with, or accept any proposal or offer from, or enter into any agreement with any Person (other than Buyer and its Affiliates) concerning (i) any direct or indirect purchase of any of the Seller’s equity securities, (ii) any merger, consolidation, business combination, recapitalization, reorganization, sale of assets or similar transaction involving the Seller, or (iii) any other transaction in lieu of or that conflicts with the Transactions.  The Seller, the Representative and the Members shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Members is a party, without the prior written consent of the Buyer.  Each of the Seller, the Members and the Representative shall be responsible for any breach of this Section 7.13 that results from the actions or omissions of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents or other representatives.

Section 7.14         Notification of Certain Matters; Disclosure Supplements.

(a)           From the date hereof until the Closing Date, each of the Seller, the Members and the Representative, on the one hand, and the Buyer, on the other hand, shall give reasonably prompt notice to the other Parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party that is contained in this Agreement to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time and (b) such Party to fail to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement.  No such notification provided to the Buyer or its representatives pursuant to this Section 7.14, or any other investigation made by or on behalf of the Buyer after the date hereof, will affect any of the representations or warranties of the Seller, the Representative or the Members contained in this Agreement, the other Transaction Documents or any certificates delivered pursuant hereto and thereto, or the conditions hereunder to the obligations of the Buyer.

(b)           No more than five (5) and no less than two (2) Business Days prior to Closing, the Seller shall supplement or amend Schedules 4.3(d) and 4.14(g) to include (x) a true and complete list of account debtors delinquent in payment by more than ninety (90) calendar days as called for by Section 4.3(d) and (y) a true and complete list of employees and consultants as called for by Section 4.14(g), in each case, as of such date of delivery.

Section 7.15        Delivery of Audited Financial Statements.  At or within seventy-five (75) days following the Closing, the Seller and the Members shall deliver, or caused to be delivered, to the Buyer the final, audited consolidated balance sheet and the related audited consolidated statement of income and cash flows of the Seller for the year ended December 31, 2010, including the balance sheet as of the last day of such period and the statement of income for such period.

Section 7.16        Post-Closing Conduct of Business and AAX Business.  From the Closing Date until December 31, 2012, the Buyer shall not take any corporate action the sole purpose of which is to circumvent its obligation to pay the Contingent Payments; provided, that if the Buyer desires to discontinue any material Product, product line, or service of the Business or material product, product line, or service of the AAX Business, irrespective of the Buyer’s purpose, the Buyer may elect to reduce the 2011 Business Revenue Target (if applicable) and/or the 2012 Combined Revenue Target.

ARTICLE 8
CLOSING CONDITIONS

Section 8.1           General Conditions.  The obligations of the Seller, the Members, the Representative and the Buyer to effect the Closing shall be subject to the following conditions, unless waived in writing by each of the Representative and the Buyer:

(a)           Litigation; Orders.  At the Closing Date, no applicable Law or Order issued by any Governmental Entity or other legal restraint or prohibition preventing, prohibiting or rendering unlawful the consummation of the Transactions and the Transaction Documents shall be in effect, and there shall not be pending any Litigation by or before any Governmental Entity which would, if adversely determined, prevent or render unlawful the consummation of the Transactions.

(b)           Approvals.  All Permits, Orders or other approvals of, or material declarations or filings with or expiration or termination of waiting periods imposed by, any Governmental Entity pursuant to applicable Law necessary for the consummation of the Transactions shall have been obtained or made or shall have occurred.

Section 8.2           Other Conditions to the Obligations of the Buyer.  The obligations of the Buyer to effect the Closing shall be subject to the following conditions, unless waived in writing by the Buyer:

(a)           Each of the (i) Fundamental Representations of the Seller, the Members or the Representative shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), (ii) representations and warranties of the Seller, the Members or the Representative contained in this Agreement (other than the Fundamental Representations) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) and (iii) representations and warranties of the Seller, the Members or the Representative contained in this Agreement (other than the Fundamental Representations) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

(b)           The Seller, the Representative and the Members shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by the Seller, the Representative and the Members under this Agreement on or prior to the Closing Date.

(c)           Since the date of this Agreement, there shall not have occurred or exist a Material Adverse Effect.

(d)           Prior to or at the Closing, the Seller and the Members shall have (i) taken all steps reasonably necessary to place the Buyer in actual possession and operating control of the Purchased Assets and (ii) delivered, or caused to be delivered, to the Buyer the following items, duly executed by the Seller and/or the Members, as applicable, all of which shall be in form and substance reasonably acceptable to the Buyer:

(i)            a certificate of the chief executive officer or chief financial officer of the Seller, dated as of the Closing Date, to the effect that the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) are satisfied;

(ii)           a certificate, dated as of the Closing Date, signed by the secretary of the Seller and certifying that the resolutions of the Seller’s board of managers (copies of which shall be attached to the certificate) authorizing the execution and delivery of this Agreement and the consummation of the Transactions have been approved and adopted;

(iii)          a certificate of incumbency of the Seller executed by the officers of the Seller executing this Agreement, and attested by the Secretary or Assistant Secretary of the Seller listing the officers of the Seller authorized to execute this Agreement and the other Transaction Documents on behalf of the Seller and certifying the authority of each such officer to execute such documents in connection with the consummation of the Transactions;

(iv)          a Bill of Sale and Assignment and Assumption Agreement covering all of the applicable Purchased Assets and Assumed Liabilities, in the form attached hereto as Exhibit B;

(v)           the intellectual property assignment agreement, in the form attached hereto as Exhibit C;

(vi)          the Business Records; provided, that the location of the Business Records at the Leased Real Property on Closing shall be deemed delivery thereof;

(vii)         all consents of third parties, in form and substance satisfactory to the Buyer, which are listed on Schedule 8.2(d)(vii);

(viii)        evidence reasonably satisfactory to the Buyer of the termination of all Contracts set forth on Schedule 8.2(d)(viii);

(ix)           estoppel letters in form and substance reasonably satisfactory to the Buyer and the Buyer’s counsel from each lessor party to the Real Property Lease;

(x)            such documents and instruments sufficient to demonstrate that, effective as of the Closing, all Liens and security documentation granted or entered in connection therewith with respect to the Purchased Assets shall have been released and terminated of record, in each case, in form and substance reasonably satisfactory to the Buyer and the Buyer’s counsel, with the exception of any Liens on Purchased Assets located at the Leased Real Property pursuant to the Real Property Lease;

(xi)           a certificate described in Treasury Regulations section 1.1445-2(b)(2), in form reasonably satisfactory to the Buyer, that the Seller is not a foreign person; and

(xii)          such other certificates, instruments or documents as reasonably requested by the Buyer or otherwise reasonably necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transactions, and to vest in the Buyer full and complete title to the Purchased Assets free and clear of all Liens.

Section 8.3          Other Conditions to the Obligations of the Seller and/or the Members.  The obligations of the Seller, the Members and the Representative to effect the Closing shall be subject to the following conditions, unless waived in writing by the Representative:

(a)           The representations and warranties of the Buyer set forth in Article 6 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to specified date, in which case such representatives and warranties shall be true and correct as of the specified date); provided, however, that for purposes of this Section 8.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Transactions.

(b)           The Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)           Prior to or at the Closing, the Buyer shall have delivered, or caused to be delivered, to the Representative the following items:

(i)            a certificate of an authorized officer of the Buyer, dated the Closing Date, to the effect that the conditions specified in Sections 8.3(a) and 8.3(b) have been satisfied;

(ii)           a certified copy of the resolutions of the Buyer’s board of directors (or other governing body) authorizing the execution and delivery of this Agreement and the consummation of the Transactions;

(iii)          the Closing Date Payment to the Seller;

(iv)          the Seller Note to the Seller;

(v)           employment offer letters in the Buyer’s customary form to each of the Key Employees and the Other Senior Employees;

(vi)          stock option grant agreements in the Buyer’s customary form to each of the Key Employees;

(vii)         a copy of the letters to certain Business Employees as more fully described in Schedule 8.3(c) in a form reasonably satisfactory to the Representative; and

(viii)        such other certificates, instruments or documents as reasonably requested by the Seller or otherwise reasonably necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transactions.

ARTICLE 9
TERMINATION

Section 9.1           Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of the Buyer and the Representative;

(b)           by the Buyer, if the Seller, the Members or the Representative shall have breached in any material respect any of their respective representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if the Seller, the Member or the Representative has failed to perform any covenant or agreement on the part of the Seller, the Members or the Representative (as applicable) set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.1 or Section 8.2 to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within twenty (20) days after written notice thereof is delivered to the Representative; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Buyer is then in material breach of this Agreement;

(c)           by the Representative, if the Buyer shall have breached in any material respect any of the representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if the Buyer has failed to perform any covenant or agreement on the part of the Buyer set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.1 or Section 8.3 to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within twenty (20) days after written notice thereof is delivered to the Buyer; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Seller, the Representative or any Member is then in material breach of this Agreement;

(d)           by either the Buyer or by the Representative, if the Transactions shall not have been consummated on or prior to August 15, 2011 (the “Termination Date”); provided, however, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article 8, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d); or

(e)           by either the Buyer or by the Representative, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have complied with its obligations under Section 7.1 to remove such Order.

Section 9.2          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this entire Agreement shall forthwith become void and of no further force and effect and all rights and obligations of any Party hereto shall cease with the exception of the provisions of Section 7.4 (Fees and Expenses), Section 7.8 (Confidentiality; Publicity), this Section 9.2, Article 11 (Representative of the Seller and the Members), and Article 13 (Miscellaneous) (and any defined terms associated therewith), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties.  Notwithstanding the foregoing, nothing in this Article 9 shall be deemed to release, or limit the Liabilities of, any Party from any Liability for any knowing and intentional breach by such Party of any representation, warranty or covenant contained in this Agreement.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

Section 10.1        Survival of Representations and Covenants.  All representations and warranties of the Seller, the Representative, the Members and the Buyer in this Agreement or any other Transaction Document shall survive the Closing until the second anniversary of the Closing Date; provided, however, that all representations and warranties contained in (a) Sections 4.1, 4.2, 4.9, 4.19, 5.1, 5.2, 6.1, and 6.2 (the “Fundamental Representations”) shall survive through the eighth anniversary of the Closing Date, and (b) Section 4.5 shall survive until the date that is sixty (60) calendar days following the expiration of the applicable statute of limitations (the “Survival Date”).  All covenants and agreements set forth herein shall survive the Closing in accordance with their respective terms (and shall be deemed to survive through the eighth anniversary of the Closing Date if no term is specified).

Section 10.2       Survival of Claims.  Any claim for indemnification based upon a breach of any representation or warranty and asserted in writing prior to the Survival Date by written notice in accordance with Section 10.4 shall survive until the final non-appealable resolution of such claim.

Section 10.3         Indemnification.

(a)           By the Seller and the Members.  Subject to the limitations set forth in this Article 10, including Section 10.5(c), each of the Members and the Seller, jointly and severally, shall indemnify, defend and hold harmless the Buyer and its Affiliates, directors, officers, partners, stockholders, agents, representatives, employees, owners, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages, whether or not involving a third party claim (collectively, the “Buyer Damages”), directly or indirectly arising out of, relating to or resulting from:

(i)            any inaccuracy in or breach of any representation or warranty of the Seller, the Representative or the Members contained in this Agreement or in any other Transaction Document; provided, however, that for purposes of the foregoing, qualifications as to materiality or other qualifiers of similar import contained in any such representation or warranty shall not be given effect for purposes of calculating any Buyer Damages;

(ii)           any breach of any covenant of the Seller, the Representative or the Members contained in this Agreement or in any other Transaction Document; or

(iii)          any Excluded Asset or Excluded Liability.

(b)           By the Buyer.  Subject to the limitations set forth in this Article 10, the Buyer shall indemnify, defend and hold harmless the Seller, the Members and their respective Affiliates, directors, officers, partners, stockholders, agents, representatives, employees, owners, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages, whether or not involving a third party claim (collectively, the “Seller Damages”), directly or indirectly arising out of, relating to or resulting from:

(i)            any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement or in any other Transaction Document;

(ii)           any breach of any covenant of the Buyer contained in this Agreement or in any other Transaction Document; or

(iii)           any Assumed Liability.

Section 10.4         Procedures for Indemnification.

(a)           Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion of any claim or the commencement of any Litigation by a third party with respect to any matter referred to in Sections 10.3(a) or 10.3(b), the Indemnitee shall give written notice thereof to the Party obligated to indemnify the Indemnitee (the “Indemnitor”), which notice shall include a description of the claim or Litigation, a copy of any written demand or other communication from the third party, the amount thereof (if known and quantifiable) and the basis for the claim or Litigation, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

(b)           Any Indemnitor shall be entitled to participate in the defense of such claim or Litigation giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that:

(i)            the Indemnitee shall be entitled to participate in the defense of such claim or Litigation and to employ counsel of its choice for such purpose, so long as the fees and expenses of such separate counsel are borne by the Indemnitee;

(ii)           if the Indemnitor elects to assume the defense of any such claim or Litigation, then the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or Litigation or ceasing to defend such claim or Litigation if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim or Litigation, without prejudice; and

(iii)          if the Indemnitor does not elect to assume the defense of any such claim or Litigation, then the Indemnitee shall obtain the prior written consent of the Indemnitor before entering into any settlement of a claim or Litigation or ceasing to defend such claim or Litigation if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitor or if such settlement does not expressly and unconditionally release the Indemnitor from all Liabilities with respect to such claim or Litigation, without prejudice.

Section 10.5         Limitations on Indemnification.

(a)           Other than with respect to Damages related to breaches of Fundamental Representations and the representations and warranties contained in Section 4.5, neither the Seller nor the Members shall be obligated to indemnify the Buyer Indemnified Parties with respect to any claim for indemnification made under Section 10.3(a)(i) (x) unless the aggregate of all Buyer Damages exceeds $100,000 (the “Threshold”), in which case the Buyer Indemnified Parties shall be entitled to recover the aggregate amount of all such Buyer Damages (including the amount up to the Threshold); or (y) to the extent that the aggregate of all Buyer Damages exceeds $12,500,000 (the “Cap”).

(b)           The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.3(a)(i) for any Buyer Damages to the extent that such Buyer Damage was taken into account as an adjustment to the Purchase Price as finally determined pursuant to Section 2.4.

(c)           In connection with any claim for indemnification, each Member shall only be severally liable for up to the proceeds from the Transactions allocable to such Member; provided, that with respect to a breach of a representation or warranty contained in Article 5 or a covenant by any Member hereunder, only such particular Member shall be liable for Buyer Damages arising in connection with such breach, and the parties agree that no other Member shall be liable hereunder for any such breach.

(d)           Except as set forth in Sections 10.3 or the definition of Damages, after the Closing, no Party shall be liable for any punitive or special damages, or Damages based thereon (other than those required to be paid to a third party as part of a third party claim).

Section 10.6         Remedies.

(a)           Except (i) in the case of fraud, willful breach or intentional misconduct, (ii) with respect to the matters covered by Article 2, and (iii) in the case where a Party seeks to obtain specific performance pursuant to Section 10.6(b), from and after the Closing, the rights of the Parties to indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy for the Parties with respect to any matter relating to this Agreement or its subject matter.

(b)           It is specifically understood and agreed that in addition to any other remedy it may have, any Party hereto shall be entitled to enforce the specific performance of this Agreement or any other Transaction Document through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them.

Section 10.7        Manner of Payment.  Any indemnification of the Buyer Indemnified Parties or the Seller Indemnified Parties pursuant to this Article 10 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, within fifteen (15) calendar days after the final determination thereof, which in the case of a disputed indemnity claim shall take place upon the execution of a written agreement with respect to the indemnity claim or a final unappealable order of a court of competent jurisdiction; provided, however, that any indemnification owed by the Seller or the Members to the Buyer Indemnified Parties (other than with respect to Damages related to Excluded Liabilities or breaches of (x) Fundamental Representations, (y) the representations and warranties contained in Section 4.5, or (z) covenants or other agreements), shall first be satisfied by reducing, at the Buyer’s election in its sole discretion, the amount of the 2011 Contingent Payment, the 2012 Contingent Payment or the principal amount of the Seller Note (or a combination thereof) in such amount and thereafter by the Seller or the Members directly.  For purposes of clarity, the Buyer shall be entitled to hold back a portion of any payment otherwise due under the Seller Note, the 2011 Contingent Payment or the 2012 Contingent Payment equal to any amount(s) claimed in good faith by a Buyer Indemnified Party pursuant to the terms of this Article 10 unless and until the final determination of such disputed indemnity claim in favor of the Seller, in which case such withheld amounts shall be paid by the Buyer to the Seller within fifteen (15) calendar days after the final determination thereof.

Section 10.8        Indemnification Payments.  Except as otherwise required by Law, each of the Parties agrees to treat any indemnification payment made pursuant to this Agreement as an adjustment to the purchase price (as determined for tax purposes), and to treat such indemnification payment as an adjustment to the consideration allocated to a specific asset, if any, to the extent such asset gives rise to the adjustment.

Section 10.9        Right to Indemnification Not Affected by Knowledge.  The right to indemnification and payment of Damages based on any breach of representations, warranties or covenants will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation and/or warranty and/or covenant.

ARTICLE 11
REPRESENTATIVE OF THE SELLER AND THE MEMBERS

Section 11.1         Authorization of Representative.

(a)           The Seller and each of the Members irrevocably appoints, authorizes and empowers Chris Camillo, to act as its or his representative, for the benefit of the Seller and each such Member, as the exclusive agent and attorney-in-fact to act on behalf of the Seller and each such Member in connection with and to facilitate the consummation of the Transactions, which shall include the power and authority:

(i)            to execute and deliver such waivers, modifications, amendments and consents in connection with this Agreement, the other Transaction Documents and the consummation of the Transactions as the Representative, in its sole discretion, may deem necessary or desirable;

(ii)           to enforce and protect the rights and interests of the Seller and the Members (including the Representative, in its capacity as a Member) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to the Transaction Documents or the Transactions (including in connection with any and all claims for indemnification brought under Article 10 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Transaction Documents, including actions in connection with the determination of the Final Transferred Working Capital and Final Transferred Deducted Deferred Revenue for and on behalf of the Seller and the Members, including asserting or pursuing any Litigation against the Buyer, defending any claims by the Buyer Indemnified Parties, consenting to, compromising or settling any such claims, conducting negotiations with the Buyer and its representatives regarding such claims, and, in connection therewith, to: (A) assert any Litigation; (B) investigate, defend, contest or litigate any Litigation initiated by the Buyer or any other Person, or by any Governmental Entity against the Representative, the Seller and/or any of the Members, and receive process on behalf of the Seller and any or all of the Members in any such Litigation, and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Litigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Litigation; and

(iii)          to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions or otherwise act on behalf of the Seller and each of the Members as provided in this Agreement.

(b)           All of the indemnities, immunities and powers granted to the Representative under this Section 11.1 shall survive the Closing Date and/or any termination of this Agreement.

(c)           The Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Seller and the Members.

(d)           The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Seller and any Member, as applicable.

(e)           The Seller and the Members shall indemnify and hold harmless the Representative against any Liabilities resulting from his role as Representative.

(f)           Any resignation by the Representative shall not be effective until a new Representative reasonably satisfactory shall be appointed and the Buyer shall have confirmed its acceptance of such appointment in writing, such acceptance not to be unreasonably withheld or delayed.

ARTICLE 12
DEFINITIONS

Section 12.1        Certain Definitions.  As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“2011 Business Revenue Target” means the revenue target for the Business for the fiscal year ending on December 31, 2011, as calculated in accordance with Schedule 12.1(a).

“2011 Business Revenue” means, for the fiscal year ending on December 31, 2011, the aggregate amount of the gross revenues from sales (net of those adjustments necessary to comply with GAAP, consistently applied, to calculate net revenue, including sales allowances and sales credits) earned solely and directly in connection with the operation of the Business as it exists on the Closing Date.

“2011 Percentage Threshold” means the number of percentage points (rounded to the nearest whole number) exceeding 90% that results when dividing the 2011 Business Revenue by the 2011 Business Revenue Target (expressed as a percentage).

“2012 Combined Revenue” means, for the fiscal year ending on December 31, 2012, the aggregate amount of the gross revenues from sales (net of those adjustments necessary to comply with GAAP, consistently applied, to calculate net revenue, including sales allowances and sales credits) earned solely and directly in connection with the operation of the Business and the AAX Business as they exist on the Closing Date.

“2012 Combined Revenue Target” means the revenue target for the Business and the AAX Business for the fiscal year ending on December 31, 2012, as calculated in accordance with Schedule 12.1(b).

“2012 Percentage Threshold” means the number of percentage points (rounded to the nearest whole number) exceeding 80% that results when dividing the 2012 Combined Revenue by the 2012 Combined Revenue Target (expressed as a percentage).

“AAX Business” means the Buyer’s AAX and InventoryPro subscription businesses, as well as its BookOut subscription business to the extent embedded in AAX or InventoryPro, in each case as exists on the Closing Date (which, for purposes of clarity, does not include any group trade services including IOS or on-demand appraisal services).

“Accounts Payable” means all trade accounts payable of the Seller.

“Accounts Receivable” means all accounts and notes receivable of the Seller.

“Affiliate” means, with respect to any Person: (i) who is an individual, the spouse, parent, sibling or lineal descendant of such Person; (ii) that is an entity, the officers, managers, directors, stockholders, members, general partners, limited partners or any affiliate of the foregoing; and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management, policies and/or investment decisions of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Balance Sheet Date” means December 31, 2010.

“Business Day” means any day, other than a Saturday, Sunday or other day, on which commercial banks in New York City are permitted or required to close.

“Business Employees” means (a) the employees of the Seller identified on Schedule 4.14(g) who primarily serve the Business and who remain employees of the Seller immediately prior to the Closing and (b) each individual hired by the Seller after the date of this Agreement either (i) to replace an employee listed on Schedule 4.14(g) or (ii) in the ordinary course of business consistent with past practice to primarily serve the Business in a manner permitted by Section 7.2.

“Business Intellectual Property” means all Intellectual Property of the Seller and/or used, usable or intended for use in connection with the Business as previously conducted, presently conducted or contemplated to be conducted, or included in or in any way incorporated into the Products (at any time), including (a) all Intellectual Property owned by the Seller, including the Intellectual Property listed on Schedule 4.10(a), and (b) the Intellectual Property licensed to the Seller under the IP Contracts.

“Business Records” means all books, records, ledgers and files or other similar information (whether in paper, electronic or other form) of the Seller, including (a) customer lists  (including pricing information, credit information and historical sales information for each such customer), vendor lists, customer relationship databases, lists of prospects, and lists of other purchasers of goods and services from the Business, (b) all market research, marketing and promotional plans and materials and sales and marketing information, (c) advertising and publicity materials and brochures, (d) records of operation, standard forms of documents, and manuals of operations or business procedures, and (e) records for Product ideas, notebooks, invention disclosures, files for any Intellectual Property (including patent and trademark prosecution files), and any documents, files and materials pertaining to the design, manufacture, testing, delivery, support or maintenance of any Product, including Software.

“Cash and Cash Equivalents” means the aggregate cash and cash equivalents of the Seller, determined in accordance with GAAP, which, for the avoidance of doubt, shall not include any deposits, customer advances or outstanding checks.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Payments” means, collectively, the 2011 Contingent Payment and the 2012 Contingent Payment.

“Contract” means any written or oral contract, license, agreement, commitment, lease, instrument, undertaking or other legally binding obligation or arrangement to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, including all renewals and extensions thereof, and whether registered or unregistered, and registrations and applications for registration thereof.

“Current Assets” means the consolidated current assets of the Business (excluding Cash and Cash Equivalents and Tax assets), determined in accordance with GAAP.

“Current Liabilities” means the consolidated current liabilities of the Business (excluding Indebtedness, Tax liabilities and the deferred revenue of the Business, determined in accordance with GAAP), determined in accordance with GAAP.

“Damages” means and includes any loss, damage, injury, diminution in value of the Business, lost profits, obligation, Liability, claim, demand, settlement, judgment, award, fine, penalty, interest, Tax or Tax deficiency (whether incurred in connection with an indemnification payment or otherwise, and including penalties and interest thereon), reasonable fees (including any reasonable legal, accounting, expert or consulting fees), charge, cost or expense, in each case of any nature.

“Deducted Deferred Revenue” means that portion of the deferred revenue of the Business, determined in accordance with GAAP, for which the Business has a future obligation to a customer (excluding web hosting), such as fees collected from customers in advance of the final completion and acceptance of delivery or implementation of any products of the Business, including inventory merchandising, managed chat, SEO services, websites and media purchases.  A calculation of Deducted Deferred Revenue as of May 23, 2011 is included in Exhibit D attached hereto for illustration purposes only.

“Environmental, Health and Safety Requirements” means any Law relating to pollution or protection of the environment, natural resources, or human health and safety that is applicable to the Business.

“ERISA” means the Employee Retirement Income System Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Seller, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded EH&S Liability” means any Liability of the Seller or the Members arising out of circumstances that exist or existed, or events that occurred, on or prior to the Closing Date under Environmental, Health and Safety Requirements.

“Excluded Employment and Benefit Related Liability” means any Liability of the Seller arising out of or relating to (i) the employment, termination, potential employment or similar relationship of any employee, former employee, prospective employee of or consultant to the Seller with respect to the period on or prior to the Closing Date, (ii) any employee benefit plan, policy, arrangement or commitment of the Seller or its ERISA Affiliates pursuant to ERISA or otherwise, (iii) Non-Hired Employees, and (iv) employee salaries, vacation time, paid time off, bonuses, commissions or other employment-related expenses, whether direct or indirect.

“Excluded Invention Assignment Liability” means any Liability in any way related to the Seller’s failure to have obtained from each present or past manager, officer, employee or consultant of the Seller or any other Person who developed any part of any Product (including Software) or any other Intellectual Property that is or will be used, usable or intended for use in connection with the Business a valid and enforceable agreement that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or Contract to the Seller, and (ii) establishes that, to the extent such Person is an author of a copyrighted work created in connection with such Person’s employment or Contract, such work is a “work made for hire.”

“Excluded Taxes” means (i) any Taxes owed by the Seller, the Members or any of their respective Affiliates, including sales and use Taxes, (ii) any Pre-Closing Taxes with respect to the Business or the Purchased Assets, and (iii) any Taxes as a result of transferee liability of being a member of an Affiliated, consolidated, combined or unitary group during any Pre-Closing Tax Period, by Contract or otherwise as a result of transactions entered into during any Pre-Closing Tax Period.

“Final Working Capital Adjustment Amount” shall mean an amount equal to the Final Transferred Working Capital less the Target Working Capital.

 “GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Entity” means any (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Substances” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum and petroleum products, asbestos, lead, toxic mold, radioactive materials and polychlorinated biphenyls.

 “Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Closing) arising under, any obligations of the Seller consisting of (i) indebtedness for borrowed money, (ii) any obligations in respect of any note, bond, debenture or other debt security, (iii) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations (provided that for purposes hereof, such Liabilities shall be valued as the amount of any termination payment, breakage, costs or other amounts payable upon termination thereof on the Closing Date), (iv) Liabilities for deferred and unpaid purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (v) obligations required to be recorded as capitalized leases under GAAP, (vi) any other fees, expense reimbursements, indemnity payments or other amounts, in each case payable by the Seller pursuant to the terms of the foregoing, and (vii) guarantees of, or agreements to insure, become liable for, or pledge any assets to secure, any indebtedness of a third party of the type described in the foregoing clauses (i) and (ii).

“Independent Accounting Firm” means an independent accounting firm of national stature selected by and mutually acceptable to the Buyer and the Seller.

“Initial Consideration” means $23,745,000.

“Intellectual Property” means, as they exist anywhere in the world, (a) Copyrights, (b) Trademarks, (c) Software, (d) Trade Secrets, (e) Patents, (f) Internet Assets, and (g) all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the foregoing and the right to collect damages and proceeds therefrom.

 “Internet Assets” means all domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

“Key Employees” means those individuals listed on Schedule 12.1(c).

“Knowledge” means the current, actual knowledge of, or the knowledge that would reasonably be expected to be gained by each of the individuals listed on Schedule 12.1(d) following inquiries of their respective reports.

“Law” means any federal, state, provincial, local or foreign statute, law (including common law), ordinance, regulation, rule, code, Order, or other requirement or rule of law.

“Liabilities” means any and all direct or indirect Indebtedness, liabilities, obligations, costs, expenses, claims, losses, damages, deficiencies or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, liquidated or unliquidated, choate or inchoate, subordinated or unsubordinated, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including those arising under any Law or Order and those arising on account of Taxes, other governmental, regulatory or administrative charges or lawsuit brought, under any Contract or otherwise.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, claim, option, right of first refusal, right of first offer, attachment, title imperfection or defect, easement, covenant or other right, restriction or encumbrance of any kind, including any collateral security arrangement, conditional or installment sales agreement or other restriction of any kind (other than those created under applicable securities Laws).

“Litigation” means any actual or threatened claim, action, suit, complaint, demand, litigation, prosecution, contest, hearing, inquiry, inquest, audit or other judicial, administrative or arbitration proceeding.

“Material Adverse Effect” means (x) a material adverse effect upon the ability of the Seller, the Members or the Representative to fulfill their respective obligations hereunder or to consummate the Transactions and (y) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, condition (financial or otherwise), Liabilities, assets or results of operations of the Business, taken as a whole; provided, however, that for purposes of clause (y), any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred (unless such matter has a disproportionate effect on the Business relative to other businesses operating in the industry in which the Business operates, in which case any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether a “Material Adverse Effect” has occurred): (i) conditions affecting the United States economy generally, (ii) changes in the United States financial, banking or securities markets in general, (iii) changes in GAAP pursuant to which the Seller is required to change its prior accounting policies or practices, (iv) changes in any applicable Law, (v) any change that is generally applicable to the industry in which the Business operates, or (vi) the public announcement of the Transactions.

“Net Working Capital” as of any date shall mean the Current Assets as of such date minus the Current Liabilities as of such date, in each case, related only to the Purchased Assets and the Assumed Liabilities.  A calculation of Net Working Capital as of the Balance Sheet Date is included in Exhibit E attached hereto for illustration purposes only.

“Non-Hired Employees” means the employees of the Seller that are not Hired Employees.

“Orders” means any order, judgment, injunction, award, decision, decree, stipulation, determination, writ or other ruling issued by any Governmental Entity.

“Other Senior Employees” means those individuals listed on Schedule 12.1(e).

“Patents” means all patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, reexaminations or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted).

“Permits” means any and all licenses, registrations, franchises, qualifications, permits, variances, exemptions, consents, certificates, Orders, approvals and authorizations issued by any Governmental Entity.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) that begins after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means all Liability for Taxes with respect to the Pre-Closing Tax Period.  For purposes of calculating such Liability for a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be deemed to equal:  (a) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Business closed as of the close of such date; (b) in the case of Taxes imposed on specific transactions or events, Taxes imposed on such specific transactions or events; and (c) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clause (a) or clause (b), the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

“Preliminary Working Capital Adjustment Amount” shall mean an amount equal to the Estimated Transferred Working Capital less the Target Working Capital.

“Products” means all of the products and services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Seller and/or the Business, including all products or service offerings in development.

“Seller Expenses” means, without duplication, (A) all of the fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of the Seller, any Member or the Representative or for which the Seller, any Member or the Representative is otherwise liable in connection with the Transactions (whether incurred or to be paid prior to, at or after Closing), including (i) the fees and expenses of bankers, counsel, accountants, advisors, agents and representatives, (ii) the fees and expenses of the Representative and its counsel, accountants, advisors, agents and representatives, (iii) any payments triggered or accelerated as a direct or indirect result of the consummation of the Transactions, including any success, change of control, special or other bonuses or similar amounts payable by the Seller to any Person, including any employee, director, consultant or contractor, and (iv) the Seller’s obligations to pay Transfer Taxes, filing fees and similar amounts as required under this Agreement, and (B) any other Liability of the Seller, any Member or the Representative arising out of or relating to the negotiation and preparation of any of the Transaction Documents or the performance of the Transactions, including any Tax Liability so arising.

“Software” means all computer software, including source code (where applicable), object code, databases, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Target Working Capital” means $236,000.

“Tax” or “Taxes” means:  (a) all federal, state, local, foreign and other taxes, duties government fees, or other assessments or charges of any kind whatsoever, including net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs or other taxes and unclaimed property liabilities, together with any interest, penalties or additions to tax imposed with respect thereto; (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, by Contract or otherwise.

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of the determination, assessment, collection or payment of any Taxes or to be supplied to a taxing authority in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax (including any amendments or schedules, attachments or other supporting documentation with respect thereto).

“Trademarks” means all trademarks, service marks, logos, designs, trade names, brand names, and trade dress, including trademarks used in column headings, section names, department names and editorial feature titles, corporate names, and all registrations and applications for registration thereof, and all rights and goodwill associated therewith.

“Trade Secrets” means all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, mask works, discoveries, developments, inventions, modifications, extensions, improvements, confidential business information, and other confidential or proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Seller Note and all other agreements, certificates, instruments, documents and writings delivered in connection with this Agreement.

“Transfer Taxes” means any sale or use, transfer, documentary, gross receipts, sales and use, value added, real property gains, excise, stamp or other similar Taxes imposed by reason of the Transactions or resulting, directly or indirectly, from the sale, assignment, transfer and delivery of the Purchased Assets.

“Transferred Deducted Deferred Revenue” means the Deducted Deferred Revenue of the Business as transferred to the Buyer at the Closing.

“Transferred Working Capital” means the Net Working Capital of the Business as transferred to the Buyer at the Closing.

Section 12.2        Other Defined Terms.  The following terms are defined in the following Sections of this Agreement:

Term	Section
2011 Contingent Payment	2.5(a)

Term	Section
2012 Contingent Payment	2.5(b)
Agreement	Preamble
Allocation	2.7
Assumed Contracts	1.1(f)
Assumed Liabilities	1.3
Business	Recitals
Buyer	Preamble
Buyer Damages	10.3(a)
Buyer Indemnified Parties	10.3(a)
Cap	10.5
Closing	3.1
Closing Date	3.1
Closing Date Payment	2.2(a)
Competing Business	7.7
Consents	7.11(a)
Contingent Payments	2.5(b)
Contingent Payment Objection Notice	2.5(d)
Contingent Payment Statement	2.5(c)
Customer Information	4.10(i)
Draft Audited Financial Statements	4.3(a)
Delayed Asset	7.11(a)
Delayed Liability	7.11(a)
Disclosure Schedule	Article 4
Effective Time	3.1
Employee Benefit Plan	4.13(a)
Estimated Transferred Deducted Deferred Revenue	2.3(b)
Estimated Transferred Working Capital	2.3(b)
Excluded Assets	1.2
Excluded Liabilities	1.4
Final Transferred Deducted Deferred Revenue	2.4(b)
Final Transferred Working Capital	2.4(b)
Financial Statements	4.3(a)
Fundamental Representations	10.1
Hired Employees	7.10(a)
Indemnitee	10.4(a)
Indemnitor	10.4(a)
IP Contracts	4.10(b)
Leased Real Property	1.1(a)
Material Contracts	4.8(a)
Members	Preamble
OSHA	4.14(d)
Parties	Preamble
Post-Closing Adjustment Statement	2.4(a)
Preliminary Adjustment Statement	2.3(a)
Privacy Policy	4.10(i)

Term	Section
Purchase Price	2.1
Purchased Assets	1.1
Real Property Lease	1.1(a)
Representative	Preamble
Seller	Preamble
Seller Damages	10.3(b)
Seller Indemnified Parties	10.3(b)
Seller Note	2.2(b)
Solicitee	7.7
Solicitor	7.7
Survival Date	10.1
Tax Contest	7.12
Termination Date	9.1(d)
Threshold	10.5
Unaudited Financial Statements	4.3(a)
WARN Act	4.14(f)
Welfare Plan	4.13(e)
Working Capital Objection Notice	2.4(b)

ARTICLE 13
MISCELLANEOUS

Section 13.1        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, irrespective of the principal place of business, residence or domicile of the Parties hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 13.2        Waiver of Jury Trial.  THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY LITIGATION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH LITIGATION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 13.3        Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, facsimile, E-mail (or a scanned attachment to E-mail) or reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by facsimile, or by E-mail or one (1) Business Day after being sent by overnight courier, to the other Parties as follows:

(a)           if to the Buyer, to:

DealerTrack AAX, Inc.
c/o DealerTrack Holdings, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042
Attention:          Gary Papilsky
Facsimile:          (516) 908-4958
E-mail:               gary.papilsky@dealertrack.com

with a copy to (which will not constitute notice):

O’Melveny & Myers, LLP
1625 Eye Street, N.W.
Washington, D.C. 20006
Attention:          Robert M. Stern
Facsimile:          (202) 383-5414
E-mail:               rstern@omm.com

(b)           if to the Seller or the Representative, to the address set forth on the Representative’s signature page hereto;

with a copy to (which will not constitute notice):

Robert Lovein
109 River Oaks Drive, Suite 100
Southlake, TX 76092
Facsimile:          (817) 442-5108
E-mail:               rlovein@loveinlaw.com

(c)           if to any Member, to the address set forth on such Member’s signature page hereto.

Section 13.4        Entire Agreement; Assignment.  This Agreement, the other Transaction Documents and the Mutual Confidentiality Agreement, dated as of November 22, 2010, by and between DealerTrack Holdings, Inc. and the Seller (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings (including the letter agreement, dated as of March 28, 2011, by and between DealerTrack Holdings, Inc. and the Seller), both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of the Parties; provided, the Buyer may assign its rights and obligations hereunder to any Affiliate of the Buyer; provided, however, the Buyer shall remain liable hereunder following any such assignment to an Affiliate.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 13.4 shall be void.  The Seller agrees that its rights in and to the Contingent Payments are not transferable, and agrees that it shall not, directly or indirectly, sell, transfer, assign, donate, contribute, pledge, hypothecate, encumber or otherwise dispose of such rights or any economic or other interest therein to any Person.

Section 13.5        Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all the Parties making specific reference to this Section 13.5 or otherwise referring to itself as an amendment, supersession (or word or phrase to that effect), cancellation, renewal, or extension or, in the case of a waiver, by the Party waiving compliance by an instrument specifically referring to itself as a waiver.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege.

Section 13.6        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Article 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 13.7        Jurisdiction and Venue.  EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS, AGREES THAT ALL CLAIMS IN RESPECT OF SUCH LITIGATION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS IN ANY OTHER COURT.  EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY LITIGATION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY LITIGATION MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 13.3.  NOTHING IN THIS SECTION 13.7, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE ORDER IN ANY LITIGATION SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE ORDER OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 13.8        Acknowledgement.  Each of the Parties has reviewed and understands the terms of this Agreement and the other Transaction Documents to which such Party is a party, and has had the opportunity to discuss with such Party’s financial, tax and legal advisors, the representations, warranties and agreements being made by such Party herein and therein, including the available remedies against such Party for any breach, inaccuracy or violation of such representations, warranties and agreements.

Section 13.9        Construction; Interpretation.  The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto (including any representations, warranties, covenants or other agreements contained in the Schedules), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”.

Section 13.10      Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 13.11     Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.
BUYER:

DEALERTRACK AAX, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLER:

ECARLIST, LLC
By:
Name:
Title:

REPRESENTATIVE:

CHRIS CAMILLO

Address:

Facsimile:

E-mail:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

MEMBERS:

LEN CRITCHER

Address:

Facsimile:

E-mail:

JORDAN MCLAIN

Address:

Facsimile:

E-mail:

CHRIS CAMILLO

Address:

Facsimile:

E-mail:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

DAVID HANSON

Address:

Facsimile:

E-mail:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

Form of Seller Note

See attached.

Exhibit B

Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

Exhibit C

Form of Intellectual Property Assignment Agreement

See attached.

Exhibit D

Example of Deducted Deferred Revenue Calculation

See attached.

Exhibit E

Example of Net Working Capital Statement

See attached.